EXHIBIT 10

STOCK PURCHASE AGREEMENT

BY AND AMONG

PEPSIAMERICAS, INC.,

CENTRAL INVESTMENT CORPORATION,

SHAREHOLDERS OF CENTRAL INVESTMENT CORPORATION,

CENTRAL INVESTMENT LLC,

AND

CIC HOLDING LLC

DATED AS OF DECEMBER 15, 2004

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

ARTICLE 2	SALE AND TRANSFER OF SHARES; CLOSING

2.1	Shares
2.2	Purchase Price
2.3	Closing
2.4	Formation and Transfer of Non-Core Assets to Central Investment LLC
2.5	Formation and Transfer of Shares to Holding Company
2.6	Post-Closing Purchase Price Adjustment
2.7	Adjustment Procedure
2.8	Closing Obligations and Deliverables

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS, CIC AND HOLDING COMPANY

3.1	Organization and Good Standing
3.2	Authority; No Conflict
3.3	Capitalization
3.4	Financial Statements
3.5	Books and Records
3.6	Title to Properties; Encumbrances
3.7	Condition and Sufficiency of Assets; Non-Core Assets
3.8	Accounts Receivable
3.9	Inventory
3.10	No Undisclosed Liabilities
3.11	Taxes
3.12	No Material Adverse Change
3.13	Employee Benefits
3.14	Compliance With Legal Requirements; Governmental Authorizations
3.15	Legal Proceedings; Orders
3.16	Absence of Certain Changes and Events
3.17	Contracts; No Defaults
3.18	Insurance

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3.19	Environmental Matters
3.20	Employees
3.21	Labor Relations; Compliance
3.22	Intellectual Property
3.23	Certain Payments
3.24	Compliance with Quality Standards
3.25	Adequate Utilities
3.26	Disclosure
3.27	Related Persons
3.28	Relationships
3.29	Brokers Or Finders

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PAS

4.1	Organization and Good Standing
4.2	Authority; No Conflict
4.3	Investment Intent
4.4	Certain Proceedings
4.5	Brokers Or Finders
4.6	Disclosure of Information

ARTICLE 5	COVENANTS OF SHAREHOLDERS AND CIC PRIOR TO CLOSING DATE

5.1	Access and Investigation
5.2	Operation of the Businesses of the Acquired Companies
5.3	Formation of Holding Company and Central Investment LLC; Transfer of Shares and Non-Core Assets
5.4	Payoff of Debt Obligations
5.5	Negative Covenant
5.6	Required Approvals; HSR Filing and Fees
5.7	Notification
5.8	Indebtedness by Related Persons
5.9	No Negotiation
5.10	Actions Regarding Benefit Plans

5.11	Lease Amendments and Estoppel Certificates
5.12	Consents
5.13	Efforts
5.14	Tax Matters
5.15	Non-Core Employees
5.16	Transfer of Certain Property Rights
5.17	Insurance Allocation Agreement

ARTICLE 6	COVENANTS OF PAS PRIOR TO CLOSING DATE

6.1	Required Approvals; HSR Filing and Fees
6.2	Efforts

ARTICLE 7	CONDITIONS PRECEDENT TO PAS’S OBLIGATION TO CLOSE

7.1	Accuracy of Representations
7.2	Performance
7.3	Additional Documents
7.4	No Proceedings
7.5	No Claim Regarding Stock Ownership or Sale Proceeds
7.6	No Prohibition
7.7	HSR Period
7.8	Release from Guarantees; Lien Terminations

ARTICLE 8	CONDITIONS PRECEDENT TO SHAREHOLDERS’ AND HOLDING COMPANY’S OBLIGATION TO CLOSE

8.1	Accuracy of Representations
8.2	PAS’s Performance
8.3	Additional Documents
8.4	No Injunction
8.5	Settlement of Dispute
8.6	HSR Period

ARTICLE 9	POST-CLOSING COVENANTS

9.1	Non-Compete
9.2	Non-Solicitation

9.3	Covenants of Holding Company
9.4	Change of Name
9.5	Tax Matters
9.6	Cafeteria Plan
9.7	Compliance with OSHA Standard for Carbon Dioxide

ARTICLE 10	TERMINATION PRIOR TO CLOSING

10.1	Termination Events
10.2	Effect of Termination

ARTICLE 11	INDEMNIFICATION; REMEDIES

11.1	Survival
11.2	Indemnification and Payment of Damages by Holding Company
11.3	Indemnification and Payment of Damages by PAS
11.4	Basket
11.5	Procedure for Indemnification—Third Party Claims
11.6	Procedure for Indemnification—Other Claims
11.7	Insurance
11.8	No Indemnification
11.9	Exclusive Remedy

ARTICLE 12	GENERAL PROVISIONS

12.1	Expenses
12.2	Public Announcements
12.3	Confidentiality
12.4	Notices
12.5	Jurisdiction; Service of Process
12.6	Further Assurances
12.7	Waiver
12.8	Entire Agreement and Modification
12.9	Disclosure Schedule
12.10	Assignments, Successors, and No Third Party Rights
12.11	Severability

12.12	Section Headings, Construction
12.13	Waiver of Certain Rights in Shareholder Agreement
12.14	Time of Essence
12.15	Governing Law
12.16	Counterparts

EXHIBIT A	NON-CORE ASSETS

EXHIBIT B-1	LEGAL OPINION OF TAFT, STETTINIUS & HOLLISTER LLP

EXHIBIT B-2	LEGAL OPINION OF BRIGGS AND MORGAN, PROFESSIONAL ASSOCIATION

EXHIBIT C	INSURANCE ALLOCATION AGREEMENT

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of December 15, 2004, by and among PepsiAmericas, Inc., a Delaware corporation (“PAS”), Central Investment Corporation, an Ohio corporation (“CIC”), the Shareholders of CIC set forth on the signature page of this Agreement (individually, each a “Shareholder” and collectively, “Shareholders”), CIC Holding LLC, an Ohio limited liability company (“Holding Company”), and Central Investment LLC, an Ohio limited liability company.

RECITALS

A.                                   WHEREAS, CIC has 115,000 shares of nonvoting common stock, no par value, authorized for issuance of which 86,268 shares are issued and outstanding on the date hereof and 35,000 shares of voting common stock, no par value, authorized for issuance of which 26,466 shares are issued and outstanding on the date hereof (collectively, the “Shares”);

B.                                     WHEREAS, all the Shares are owned of record by Shareholders;

C.                                     WHEREAS, CIC, by itself and through certain of its subsidiaries, is engaged in the business of the bottling, distribution and sales of soft drinks and the ownership of full line vending operations in Ohio and Florida (the “Business”); and

D.                                    WHEREAS, Shareholders and Holding Company desire to sell, and PAS desires to purchase, all of the Shares for the consideration and on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

“Acquired Companies” means CIC and its Subsidiaries, collectively, and “Acquired Company” means any one of the Acquired Companies.

“Airplane Lease” means the Aircraft Lease Agreement dated October 29, 1992, between Star Bank, National Association and CIC, as amended.

“Applicable Contract” means, except for Contracts identified on Exhibit A that are to be assigned to and assumed by Central Investment LLC because they are related to the Non-Core Assets, a Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or

(c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

“Assumption Agreement” has the meaning set forth in Section 5.3.

“Auditor” means a national or regional certified public accounting firm which is independent with respect to any party to this Agreement, which is chosen jointly by Holding Company and PAS and which enters into a joint engagement letter with Holding Company and PAS in a form approved by both of them to perform the services contemplated by this Agreement .

“Breach” A “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any agreement or instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any valid claim (by any Person) or other occurrence, non-occurrence or circumstance that is inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Business” has the meaning set forth in the Recitals above.

“Cash Equivalents” means (i) any security, maturing not more than one year after the date of acquisition, issued by the United States of America or an instrumentality or agency thereof and guaranteed full as to principal, premium, if any, and interest by the United States of America; (ii) any certificate of deposit, time deposit or bankers’ acceptance (or, with respect to non-U.S. banking institutions, similar instruments), maturing not more than one year after the day of acquisition, issued by any commercial banking institution that is a member of the U.S. Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case, having combined capital and surplus and undivided profits of not less than U.S. $500 million (or the foreign currency equivalent thereof), whose short-term debt has a rating, at the time as of which any investment therein is made, of “P-l” (or higher) according to Moody’s or “A-1” (or higher) according to Standard & Poor’s; (iii) commercial paper maturing not more than one year after the date of acquisition issued by a corporation with a rating, at the time as of which any investment therein is made, of “P-l” (or higher) according to Moody’s or “A-1” (or higher) according to Standard & Poor’s; (iv) any money market deposit accounts issued or offered by a commercial banking institution that is a member of the U.S. Federal Reserve System or a commercial institution organized and located in a country recognized by the United States of America, in each case, having combined capital and surplus in excess of U.S. $500 million (or the foreign currency equivalent thereof); and (v) securities issued by an investment company registered under Section 8 of the Investment Company Act of 1940 which has at least ninety percent (90%) of its assets continually invested in any one or more of the foregoing types of assets.

“Central Investment LLC” means, initially, a wholly owned subsidiary of CIC: (i) to which the Non-Core Assets will be transferred on or prior to the date that is one day prior to the

Closing Date, and (ii) whose membership interests will be transferred and conveyed to Shareholders on the day before the Closing Date.

“CIC” means Central Investment Corporation, an Ohio corporation.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Collective Bargaining Agreement” means the Collective Bargaining Agreement, dated February 6, 2003, between CIC and Teamsters Local 92.

“Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

“Company Plan” means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated.  All references to Plans are to Company Plans unless the context requires otherwise.

“Company VEBA” means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate of an Acquired Company.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including without limitation:

(i)                                     the formation of Holding Company and Central Investment LLC;

(ii)                                  the transfer of Non-Core Assets to Central Investment LLC;

(iii)                               the distribution to the Shareholders of the Central Investment LLC membership interests;

(iv)                              the reverse triangular merger of Merger Sub into CIC resulting in the transfer and conveyance of the Shares from Shareholders to Holding Company;

(v)                                 the sale of the Shares by Holding Company to PAS;

(vi)                              the performance by PAS, Shareholders, Holding Company and CIC of their respective covenants and obligations under this Agreement; and

(vii)                           PAS’s acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied).

“Damages” has the meaning set forth in Section 11.2.

“Deferred Tax Liability” means the net deferred tax liability of CIC as defined by GAAP without regard to the S-Corporation election, including without limitation the deferred tax liability attributable to the involuntary conversion of the Riviera Beach Facilities.

“Disclosure Schedule” means the disclosure schedule delivered to PAS by CIC concurrently with the execution and delivery of this Agreement.

“Discounted Estimated Working Capital Adjustment” has the meaning set forth in Section 2.7.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (other than any restriction on transfer of securities under Federal or state securities laws).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law relating to:

(i)                                     any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(ii)                                  fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(iii)                               financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or

(iv)                              any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Environmental Law” means any applicable Legal Requirement that addresses:

(i)                                     advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(ii)                                  preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(iii)                               reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(iv)                              assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(v)                                 any court or other Governmental Body protecting resources, species, or ecological amenities;

(vi)                              reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(vii)                           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

(viii)                        making responsible parties pay, directly or indirectly, any private party, or any Governmental Body for damages done to their health or the Environment;

(ix)                                permitting representatives of the public interest to recover for injuries done to public assets; or

(x)                                   the protection or cleanup of the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means, with respect to an Acquired Company, any other person that, together with CIC, would be treated as a single employer under IRC § 414.

“Estimated Working Capital Adjustment” has the meaning set forth in Section 2.7.

“Facilities” means, except for the Non-Core Assets, any real property or leaseholds owned or operated by any Acquired Company and any buildings, plants, or structures owned or operated by any Acquired Company.  All references in this Agreement to the Facilities shall mean currently owned or operated Facilities unless the context in which such term is used expressly includes previously owned or operated Facilities.

“Final Working Capital Adjustment” has the meaning set forth in Section 2.7.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Audited Financial Statements referred to in Section 3.4 were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including without limitation, wastewater permits and waste disposal permits.

“Governmental Body” means any:

(i)                                     nation, state, county, city, town, village, district, or other public jurisdiction of any nature;

(ii)                                  federal, state, local, municipal, foreign, or other government;

(iii)                               governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(iv)                              court or other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment in violation of any applicable Environmental Law, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities in violation of any applicable Environmental Law.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

“Holding Company” means CIC Holding LLC, an Ohio limited liability company, that:

(i)                                     immediately prior to the Closing, will cause its wholly owned subsidiary, Merger Sub, to merge into CIC, resulting in Holding Company becoming the sole shareholder of CIC;

(ii)                                  will sell, transfer and convey the Shares to PAS;

(iii)                               will be subject to the post closing covenants in Section 9.3; and

(iv)                              will be subject to the obligation to indemnify PAS as and to the extent required by Section 11.2.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Intellectual Property Assets” has the meaning set forth in Section 3.22.

“IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“IRS Deposit” means the deposit (currently in the amount of approximately $584,000) CIC made with the IRS pursuant to IRC section 444 at the time CIC made its S-corporation election.

“Knowledge” An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter after performing reasonable investigation or inquiry into same.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.  Notwithstanding the foregoing, CIC, Holding Company, Central Investment LLC and the Acquired Companies will be deemed to have “Knowledge” of a particular fact or other matter only if any of John F. Koons III, William P. Martin, Keven E. Shell, Richard W. Caudill, Stephen C. Allison or Angel M. (“Manny”) Zapata has Knowledge of such fact or other matter.

“Legal Requirement” means any applicable federal, state, local, municipal, foreign, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty as currently in effect.

“Marketable Securities” means:

(a)                                  equity securities traded on the New York Stock Exchange or NASDAQ that each have (i) a market capitalization of $1 billion or more, (ii) an average daily float of 50,000 shares or more during all thirty-day periods, and (iii) an average daily price of not less than $5 per share during all thirty-day periods; and

(b)                                 investment-grade corporate bonds, government bonds (including mortgage-backed securities) and unrated corporate bonds of investment grade quality, and

(c)                                  securities issued by an investment company registered under Section 8 of the Investment Company Act of 1940 which has at least ninety percent (90%) of its assets continually invested in Cash Equivalents or any one or more of the foregoing types of assets.

“Merger Sub” means the wholly owned subsidiary of Holding Company that will merge into CIC immediately prior to the Closing.

“Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).

“Non-Core Assets” has the meaning set forth in Section 2.4 below.

“Non-Core Employees” means persons currently employed by an Acquired Company who become employees of Holding Company or Central Investment LLC on the Closing Date in compliance with this Agreement.

“Occupational Safety and Health Law” means any Legal Requirement that governs safe and healthful working conditions and occupational safety and health hazards.

“Order” means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”  An action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(i)                                     such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)                                  such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(iii)                               such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and operating agreement or similar agreement of a limited liability company; (e) any charter, trust agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans.  Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC § 132.

“PAS” means PepsiAmericas, Inc., a Delaware corporation.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” has the meaning given in ERISA § 3(2)(A).

“Permitted Encumbrances” means all of the following: (a) liens for current taxes not yet due and payable that are accrued by CIC and included in Working Capital for purposes of Sections 2.6 and 2.7 or for which Holding Company is responsible pursuant to Section 9.5 or Section 11.2(l), (b) mechanics’, carriers’, workers’ or other liens for sums not due or sums being contested in good faith by the applicable Acquired Company, so long as adequate reserves (which would be included in the calculation of Working Capital for purposes of Sections 2.6 and 2.7) are set aside on the Acquired Company’s books (to the extent required by GAAP or, if not required by GAAP and are being contested in good faith, then are identified on Part 3.10(a) of the Disclosure Schedules) to pay the same when finally determined to be due, and (c) as to real property only, (i) all zoning laws and other building or land use restrictions imposed by any Governmental Body with jurisdiction thereover, (ii) the rights of the public in public ways, (iii) covenants, easements or restrictions of record, utility and drainage easements, and other title and survey matter that individually or in the aggregate do not materially impair the current use of such real property and (iv) the defects, exceptions, restrictions, rights of way and Encumbrances disclosed in the title insurance policies or contained in the deeds or surveys that are listed on Part 3.6 of the Disclosure Schedule.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan” has the meaning given in ERISA § 3(3).

“Plan Sponsor” has the meaning given in ERISA § 3(16)(B).

“Prime Rate” means the highest prime rate for U.S. banks as published in the Money Rates Column of the Money and Investing Section of The Wall Street Journal on the Closing Date.  All interest hereon shall be calculated on the basis of actual days elapsed in a year of 360 days.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

“Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC § 401(a).

“Related Person” means with respect to a particular individual:

(i)                                     each other member of such individual’s Family (as defined below);

(ii)                                  any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(iii)                               any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and

(iv)                              any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(v)                                 any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(vi)                              any Person that holds a Material Interest in such specified Person;

(vii)                           each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(viii)                        any Person in which such specified Person holds a Material Interest; and

(ix)                                any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) ”Material Interest” means a direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, disposing or other releasing into the Environment, whether intentional or unintentional, that is governed by or subject to Environmental Law.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, or advisor of such Person, including legal counsel, accountants, and financial advisors.  “Riviera Beach Facilities” means CIC’s Facilities located at 7305 Garden Road, Riviera Beach, Florida, and the adjacent properties owned by the Acquired Companies.

“Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Shareholders” means the shareholders of CIC listed on the signature page hereto.

“Shares” has the meaning set forth in the Recitals of this Agreement.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person or with reference to CIC, “Subsidiary” or “Subsidiaries” means only the following subsidiaries of CIC:  Dove Vending, Inc., an Ohio corporation; Pepsi-Cola Bottling Company of Ft. Lauderdale-Palm Beach, Inc., a Florida corporation; DiLoreto & Sons, Inc., a Florida corporation; and Central K, Inc., a Florida corporation.

“Tax” or “Taxes” means (a) any tax, charge, fee, levy or other assessment, including any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any Governmental Body, or (b) any liability of any Acquired Company for the payment for any Taxes or interest or penalties related thereto.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment,  collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened.”  A claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is reasonably likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multi-Employer Plans.

“VEBA” means a voluntary employees’ beneficiary association under IRC § 501(c)(9).

“Welfare Plan” has the meaning given in ERISA § 3(1).

“Working Capital” means current assets (as defined by GAAP) less current liabilities (as defined by GAAP).

ARTICLE 2

SALE AND TRANSFER OF SHARES; CLOSING

2.1                                 Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Holding Company shall sell and transfer the Shares to PAS (or its wholly owned subsidiary), and PAS (or its wholly owned subsidiary) will purchase the Shares from Holding Company.

2.2                                 Purchase Price.  Subject to the purchase price adjustment described in Sections 2.6 and 2.7 below, the purchase price for the Shares will be $3,009.74 per Share, which is an aggregate of $339,300,000 (the “Purchase Price”).

2.3                                 Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Briggs and Morgan, Professional Association, 2200 IDS Center, Minneapolis, Minnesota 55402 on December 31, 2004, at 10:00 a.m. (local time), or at such other time and place as the parties may agree, provided that, if the Closing does not occur on December 31, 2004, the parties shall agree to conduct the Closing not later than the third business day after all of the conditions the Closing have been or are reasonably capable of being fulfilled.  Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result by itself in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4                                 Formation and Transfer of Non-Core Assets to Central Investment LLC.  Prior to the Closing, Shareholders and CIC shall have caused the formation of Central Investment LLC.  All assets of CIC listed on Exhibit A (the “Non-Core Assets”), including without limitation, the Airplane Lease and the shares and partnership interests held by CIC in Queen City Racquet Club Corporation, Confluence Enterprises, Inc., Signs of Life Corporation, Koba, Inc., Tsuga, Inc., EDLP, Inc. and Eagle Lake Development Limited Partnership shall be transferred from CIC to Central Investment LLC on or prior to the day before the Closing Date.  On the day before the Closing Date, CIC will distribute all of the membership units of Central Investment LLC to the Shareholders.  Central Investment LLC or Holding Company and PAS shall negotiate in good faith and enter into, on the Closing Date, a transition agreement in form and substance satisfactory to the parties in their discretion that permits CIC, for reasonable consideration paid to Holding Company or Central Investment LLC,  to continue to use, for a reasonable period of time after the Closing Date, certain of the Non-Core Assets and obtain from Holding Company or Central Investment LLC the services of certain Non-Core Employees, including, without limitation, certain assets and services relating to information technology, accounting, and benefit plan administration.  Such transition agreement will be for a term that shall not exceed 18 months.  PAS or CIC may offer employment to any Non-Core Employee who is providing services under the transition agreement, and Holding Company shall not object to such offers or the acceptance thereof by these employees.

2.5                                 Formation and Transfer of Shares to Holding Company.  Prior to the Closing Date, Shareholders and Holding Company shall cause the formation of Merger Sub.  Immediately prior to the Closing, Shareholders, Holding Company and CIC shall cause the merger of Merger Sub with and into CIC and the transfer of all the Shares to Holding Company, free and clear of all Encumbrances except for the obligation to transfer such Shares to PAS pursuant to this Agreement.  At the Closing, PAS shall purchase the Shares directly from Holding Company as provided for in this Agreement.

2.6                                 Post-Closing Purchase Price Adjustment.  The Purchase Price will be subject to a dollar for dollar Working Capital adjustment based upon the difference between (a) CIC’s actual Working Capital on the Closing Date (except that such calculation would exclude: (i) any current assets and current liabilities included with the Non-Core Assets to be assigned to or assumed by Central Investment LLC or indemnified by Holding Company pursuant to Section 11.2, (ii) any current liabilities for the workers compensation and medical claims described on Part 3.13(a)(iv) of the Disclosure Schedule, (iii) any Deferred Tax Liability, and (iv) any costs contemplated by Section 11.8(iv); and shall include, as a current asset, the IRS Deposit and, as a current liability, any unpaid cost of remaining repairs to the Riviera Beach Facilities relating to the tornado damage, including, but not limited to, the unpaid expenses reflected on Part 3.7 of the Disclosure Schedule), and (b) the Targeted Working Capital.  For purposes of this Agreement, the “Targeted Working Capital” shall equal the number of franchise bottle and can hard cases sold by the Acquired Companies over the 12 full calendar months immediately prior to the Closing multiplied by $0.35 per case.  The Purchase Price will be increased by the difference between (a) and (b) above if actual Working Capital on the Closing Date exceeds the Targeted Working Capital.  The Purchase Price will be decreased by the difference if actual Working Capital on the Closing Date is less than the Targeted Working Capital.

2.7                                 Adjustment Procedure.

(a)                          Discounted Estimated Working Capital Adjustment.  Not later than 10 days prior to the Closing Date, CIC shall deliver to PAS its good faith estimate of the Working Capital adjustment described in Section 2.6 above as of the Closing Date, which estimate will have been prepared by CIC and reviewed by J.D. Cloud & Co. L.L.P., CIC’s outside accountants (“Cloud”), and shall include the estimated adjustment to CIC’s bad debt reserve according to the methodology that is described in Section 2.7(b) below (the “Estimated Working Capital Adjustment”).  PAS may, not later than 3 days prior to the Closing Date, notify, CIC and Cloud in writing of any initial dispute or concerns PAS has with such Estimated Working Capital Adjustment, including any facts or other basis it has supporting its position.  If PAS does not timely notify CIC and Cloud of any such disputed matters or concerns, the Estimated Working Capital Adjustment as originally delivered by CIC shall be used to determine the Discounted Estimated Working Capital Adjustment as provided for below.  If PAS does timely notify CIC and Cloud of such disputed matters or concerns, CIC shall (i) review and consider the notice and any materials delivered to it by PAS, (ii) perform what further investigation or inquiry it deems necessary, (iii) if it deems appropriate, adjust the Estimated Working Capital Adjustment, and (iv) notify PAS and CIC, in writing, of its final Estimated Working Capital Adjustment.  The Estimated Working Capital Adjustment shall then be multiplied by 80% and the product thus obtained (the “Discounted Estimated Working Capital Adjustment”) shall be added to the Purchase Price and paid at the Closing by PAS.

(b)                         Final Working Capital Adjustment.  Within 60 days following the Closing Date, Holding Company shall deliver to PAS its calculation of a final Working Capital adjustment accompanied by Cloud’s final report thereon.  In preparing such calculation, Working Capital shall be calculated in accordance with GAAP applied consistently with CIC’s prior financial statements, except as noted in Section 2.6 above and except as follows:

(i)                                     the value of CIC’s Closing Date inventory shall be adjusted to be consistent with the results of a physical inventory count to be taken on the Closing Date (which count may be observed by PAS and its Representatives) with inventory valued on a first in, first out basis, in accordance with GAAP applied consistently with CIC’s prior financial statements, including appropriate write-offs for any damaged or obsolete inventory; and

(ii)                                  CIC’s bad debt reserve shall be adjusted as set forth in Schedule 2.7 attached hereto.

After receipt of Holding Company’s calculation of the final Working Capital adjustment and the Cloud report thereon, PAS and Holding Company shall negotiate in good faith to resolve any differences.  If within 30 days after Holding Company’s delivery of its calculation of the final Working Capital adjustment, PAS does not notify Holding Company that it disagrees with such calculation, specifying in reasonable detail the basis therefor, or the parties are able to resolve any such differences, the final Working Capital adjustment as proposed by Holding Company or their agreement as to the final Working Capital adjustment, as the case may be, shall be binding and conclusive (the “Final Working Capital Adjustment”).  If within 30 days after Holding Company’s delivery of its calculation of the final Working Capital adjustment, PAS has notified Holding Company that it disagrees with such calculation, specifying in reasonable detail the basis therefor, and the parties are unable to resolve any differences they may have concerning such calculation, the parties shall select and engage the Auditor and request the Auditor to review Holding Company’s calculation of the Final Working Capital Adjustment and to resolve any disputed item therein in a manner consistent with GAAP as defined above and the provisions of this Agreement.  In that event,  (i) each party will furnish to the Auditor such work papers and other documents and information relating to the disputed issues and the Final Working Capital Adjustment as the Auditor may request and as are available to that party, and PAS and Holding Company will be afforded the opportunity to present to the Auditor any other documentation or facts such party deems relevant to resolving the disputed issues.  Unless the Auditor requests a meeting where Representatives of both PAS and Holding Company are present, all communications with the Auditor shall be in writing and the other party will be copied on same.  In resolving the disputed issues, the Auditor shall act in accordance with Section 2.6 above and this Section 2.7 but otherwise will not be bound by any determination previously made by CIC, nor will any failure of PAS to challenge the Estimated Working Capital Adjustment be a factor in making its calculation.  The Auditor shall deliver its calculation of the Final Working Capital Adjustment to each of the parties.  Either party may, not later than 10 days after receipt of the Auditor’s calculation, notify, in writing, the Auditor and the other party of any dispute or concerns it has with such calculation, including any facts or other basis it has supporting its position.  If neither party elects to timely notify the Auditor of any such disputed matters or concerns, the calculation of the Final Working Capital Adjustment as originally delivered by the Auditor shall be final and binding and deemed to be the “Final Working Capital Adjustment.”  If either party timely notifies the Auditor in writing of such disputed matters or concerns, the Auditor shall (i) review and consider the notice and any materials delivered to it by such party or parties, (ii) perform what further investigation or inquiry it deems necessary, (iii) if it deems appropriate, adjust its calculation of the Final Working Capital Adjustment, and (iv) notify PAS and Holding Company, in writing, of its Final Working Capital Adjustment, which for all purposes will be final and binding and be deemed the “Final Working Capital Adjustment.”  Each party will provide to the other reasonable access to its books, records and personnel in connection with the foregoing procedures.

(c)                          Payment; Interest; IRS Deposit.  The difference between the Final Working Capital Adjustment and the Discounted Estimated Working Capital Adjustment shall be calculated.  If the Final Working Capital Adjustment exceeds the Discounted Estimated Working Capital Adjustment, such difference together with interest thereon at the Prime Rate accruing from the Closing, shall be paid by PAS to Holding Company, by wire transfer, within 7 days after the final determination thereof as provided above.  If the Final Working Capital Adjustment is less than the Discounted Estimated Working Capital Adjustment, such difference together with interest thereon at the Prime Rate accruing from the Closing Date, shall be paid by Holding Company to PAS, by wire transfer, within 7 days after the final determination thereof as provided above.  Notwithstanding the foregoing, in the event that CIC has not received the IRS Deposit prior to the time any payment is due to the Holding Company hereunder, any payment due to Holding Company under this Section 2.7(c) will be reduced by an amount (the “Contingent Holdback Amount”) equal to the lesser of: (i) the amount due to the Holding Company hereunder, or (ii) the IRS Deposit, in each case, together with interest thereon at the Prime Rate accruing from the Closing Date.  PAS shall pay the Contingent Holdback Amount to Holding Company only if and when the IRS Deposit is received by CIC or PAS; such payment shall not bear interest.  PAS shall make reasonable commercial efforts to obtain the IRS Deposit.

(d)                         Costs.  PAS and Holding Company will each bear 50% of the fees and expenses of the Auditor.

2.8                                 Closing Obligations and Deliverables.  At the Closing:

(a)                          Shareholders shall cause Holding Company to deliver to PAS:

(i)                                     certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to PAS; and

(ii)                                  a certificate executed by Holding Company representing and warranting to PAS to the effect that, except as set forth in such certificate, each of the representations and warranties in Article 3 of this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date; and

(iii)                               the legal opinion of Taft, Stettinius & Hollister LLP in substantially the form of Exhibit B-1 annexed hereto; and

(iv)                              the Insurance Allocation Agreement, substantially in the form attached hereto as Exhibit C, signed by Central Investment LLC and Holding Company; and

(v)                                 all Consents received by CIC or Holding Company prior to the Closing Date; and

(vi)                              good standing certificates and, where available, tax clearance certificates for each Acquired Company; and

(vii)                           evidence satisfactory to PAS, of the payoff of liabilities and obligations as required by Section 5.4; and

(viii)                        the releases, terminations and other documents referred to in Section 7.8; and

(ix)                                the fully executed Assumption Agreement described in Section 5.3; and

(x)                                   documentation, reasonably satisfactory to PAS, that evidences the transfer of Company Plans and roles and obligations associated therewith from CIC to Central Investment LLC as described in Section 5.10 below.

(b)                         PAS will deliver to Holding Company:

(i)                                     the Purchase Price by wire transfer of immediately available funds to an account designated by Holding Company;

(ii)                                  a certificate executed by PAS to the effect that, except as otherwise stated in such certificate, each of PAS’s representations and warranties in this

Agreement was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date; and

(iii)                               the legal opinion of Briggs and Morgan, Professional Association in substantially the form of Exhibit B-2 annexed hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF
SHAREHOLDERS, CIC AND HOLDING COMPANY

Except as set forth in the Disclosure Schedule, Shareholders (solely with respect to the provisions in Sections 3.2, 3.3 and 3.15(b)(ii) that expressly refer to Shareholders), CIC and Holding Company represent and warrant to PAS as follows:

3.1                                 Organization and Good Standing.

(a)                          Part 3.1 of the Disclosure Schedule contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, state identification number, if any, and other jurisdictions in which it is authorized to do business.  Holding Company, Central Investment LLC and each Acquired Company is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full organizational power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.  Holding Company, Central Investment LLC and each Acquired Company is duly qualified to do business as a foreign corporation or limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)                         CIC has made available to PAS true, correct and complete copies of the Organizational Documents, as currently in effect, of each Acquired Company, Central Investment LLC and Holding Company, including a copy of Central Investment LLC’s and Holding Company’s Articles of Organization and each Acquired Companies’ articles or certificate of incorporation.

3.2                                 Authority; No Conflict.

(a)                          This Agreement constitutes the legal, valid, and binding obligation of CIC, Shareholders, Central Investment LLC and Holding Company enforceable against each in accordance with its terms.  Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement.  The execution and delivery of this Agreement by CIC and Holding Company and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate or limited liability company action and approved by the board of directors of CIC, the members of

Central Investment LLC and Holding Company and the Shareholders.  No other corporate or limited liability company act or proceeding on the part of CIC, Shareholders, Central Investment LLC or Holding Company is necessary to authorize or approve this Agreement and the consummation of the Contemplated Transactions.  Each trustee listed on the signature page hereto has the power, authority and capacity under his or her related trust instrument to execute and deliver this Agreement.

(b)                         Except as set forth in Part 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquired Companies, Shareholders, Central Investment LLC or Holding Company, or any resolution or agreement adopted or executed by the board of directors or the stockholders of any Acquired Company or managers or members of either Holding Company or Central Investment LLC;

(ii)                                  contravene, conflict with, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Shareholder, or any of the assets owned or used by any Acquired Company or Shareholder, may be subject;

(iii)                               contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or Shareholder or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company or Shareholder;

(iv)                              cause PAS or any Acquired Company to become subject to, or to become liable for the payment of, any Tax; contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract or Contract to which any Shareholder is a party; or

(v)                                 result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Schedule, none of the Shareholders, Acquired Companies, Central Investment LLC or Holding Company will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3                                 Capitalization.  The authorized equity securities of CIC consist of 115,000 shares of nonvoting common stock, no par value, of which 86,268 shares are issued and outstanding and 35,000 shares of voting common stock, no par value, of which 26,466 shares are issued and outstanding.  Except as described in Part 3.3 of the Disclosure Schedule, on the date hereof, Shareholders are the record and beneficial (subject, in the case of the Shareholders which are trusts, to the interests therein of the beneficiaries of such trusts) owners and holders of all the Shares, free and clear of all Encumbrances.  Part 3.3 of the Disclosure Schedule correctly identifies all Shareholders and the number of Shares held by each.  On the Closing Date, Holding Company will be the record and beneficial owner and holder of all the Shares, free and clear of all Encumbrances.  With the exception of the Shares (which are owned by Shareholders), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances.  Part 3.3 of the Disclosure Schedule provides a true and accurate capitalization table for each of CIC’s Subsidiaries.  Except as set forth on Part 3.3 of the Disclosure Schedule, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company.  All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and non-assessable.  There are no outstanding (i) securities convertible into or exchangeable for the capital stock or other securities of any of the Acquired Companies, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of any of the Acquired Companies, or (iii) other Contracts, commitments, understandings or arrangements of any kind relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company except for this Agreement and except for the restrictions contained in certain trust documents or other restrictions described in Part 3.3 of the Disclosure Schedule that will terminate effective as of the Closing.  None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement.  Except for the shares and partnership interests held in Queen City Racquet Club Corporation, Confluence Enterprises, Inc., Signs of Life Corporation, Koba, Inc., Tsuga, Inc., EDLP, Inc.,  Eagle Lake Development Limited Partnership and certain equity interests set forth on Part 3.3 of the Disclosure Schedule, no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

3.4                                 Financial Statements.  CIC has made available to PAS: (a) audited consolidated balance sheets of CIC as of September 30 in each of the years 2002, 2003 and 2004, and the related audited consolidated statements of earnings, changes in stockholders’ equity, and cash flows for each of the fiscal years then ended, including the notes thereto, together with the report thereon of Cloud (collectively, the “Audited Financial Statements”), (b) combined and proforma combined statements of earnings of CIC’s soft drink bottling and full line vending operations for each of the years ended September 30, 1997 through 2004 and a proforma combined balance sheet of CIC’s soft drink bottling and full line vending operations as of September 30, 2003 which exclude the Non-Core Assets, and (c) internally prepared balance sheets and related statements of earnings of each of the Acquired Companies for the twelve (12) months ended on September 30, for each of years 2001 through 2004 (the “Internal Financial Statements”).  The Audited Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of the Acquired Companies as of the respective dates of and for the periods referred to in such financial statements, all in accordance with

GAAP; the Audited Financial Statements reflect the consistent application of such accounting principles throughout the periods involved except where otherwise noted therein.  The Internal Financial Statements are not prepared in accordance with GAAP but, subject thereto and to normal recurring year-end adjustments (the effect of which will not be materially adverse), the information contained in the Internal Financial Statements is accurate in all material respects.

3.5                                 Books and Records.  The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to PAS, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  At the Closing, all of those books and records will be in the possession of the Acquired Companies.  All redacted minutes in all minute books previously made available to PAS for review relate only to CIC’s dispute with PepsiCo, Inc. and the sale of the Shares to PAS.

3.6                                 Title to Properties; Encumbrances.  Part 3.6 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company.  CIC has delivered or made available to PAS copies of the deeds and other documents (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of CIC or the Acquired Companies and relating to such property or interests.  The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own.  Except as set forth on Part 3.6 of the Disclosure Schedule, all properties and assets owned by the Acquired Companies are owned by them are free and clear of all Encumbrances other than Permitted Encumbrances.  All buildings, plants, and structures owned or leased by the Acquired Companies lie wholly within the boundaries of the real property owned or leased by the Acquired Companies and do not encroach upon the property of, or otherwise materially conflict with the property rights of, any other Person.  Part 3.6 of the Disclosure Schedule contains a list of the title insurance polices, surveys and deeds previously made available to PAS for review.  To CIC’s Knowledge, there are no zoning laws and other building or land use restrictions imposed by any Governmental Body with jurisdiction thereover that impair the present use of the Facilities.

3.7                                 Condition and Sufficiency of Assets; Non-Core Assets.  The buildings, plants, structures, and equipment used in the business of the Acquired Companies are, subject to normal wear and tear,  structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and, except as set forth in Part 3.7 of the Disclosure Schedule, none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  Except as set forth in Part 3.7 of the Disclosure Schedule, all repairs relating to or arising out of the tornado at the Riviera Beach Facilities (including the correction of the mold issue arising from/relating to such tornado damage) have been completed and fully paid for.  Excluding the Non-Core Assets, the remaining buildings, plants, structures, equipment and other assets of the Acquired Companies are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.  Except for the Blue Ash office lease and the Airplane Lease, and the personal property related to such office and airplane and included in the Non-Core Assets, none of the tangible Non-Core Assets were used primarily in the Business.  Except as set forth in Part 3.7 of the Disclosure Schedule, at the Closing, the Acquired Companies shall own, lease or license (pursuant to valid and enforceable lease agreements and license agreements) all the assets which are necessary to conduct the Business.

3.8                                 Accounts Receivable.  Other than in the Ordinary Course of Business, there is no contest, claim, or right of set-off, under any Contract with any obligor of a trade accounts receivable of an Acquired Company relating to the amount or validity of such accounts receivable.  CIC has provided to PAS a materially accurate and complete list of all trade accounts receivable of the Acquired Companies as of October 31, 2004, which list sets forth the aging of such accounts receivable.  As of the date hereof and as of the Closing Date, no money is owed to the Acquired Companies from any insurer relating to the tornado damage suffered at the Riviera Beach Facilities.

3.9                                 Inventory.  All inventories not written off by CIC have been priced at the lower of cost or market on a first in, first out basis.  On the Closing Date, all vending machines and bulk coin changers in service that are owned by the Acquired Companies will be filled to the levels generally maintained at such time in the Ordinary Course of Business.

3.10                           No Undisclosed Liabilities.  Except as set forth in Part 3.10(a) of the Disclosure Schedule, on the date hereof the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the most recent Audited Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date thereof.  On the Closing Date, the Acquired Companies shall have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for: (i) the capital lease obligation for the Pompano Beach, Florida distribution center, (ii) the Deferred Tax Liability, (iii) trade payables and other current liabilities normally considered to be part of the Working Capital and which will be included in the calculation of the Working Capital adjustment described in Section 2.6 and 2.7 above, (iv) Permitted Encumbrances, (v) executory obligations under the Applicable Contracts, the performance of which is not yet due, (vi) the liabilities and obligations described on Part 3.10(a) of the Disclosure Schedule and (vii) the liabilities for which Holding Company is providing indemnification under Section 9.7 or Sections 11.2(c) through (i) and (l).

3.11                           Taxes.

(a)                          The Acquired Companies have filed or caused to be filed, on a timely basis, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.  All Tax Returns were complete and correct in all material respects and were prepared in substantial compliance with all applicable laws and regulations.  Part 3.11 of the Disclosure Schedule contains a complete and accurate list of all state and federal Tax Returns filed since October 1, 1999.  Except as set forth on Part 3.11 of the Disclosure Schedule, none of the Acquired Companies is the beneficiary of any extension of time within which to file any Tax Return.  Each of the Acquired Companies has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to its Tax Returns or otherwise, or pursuant to any assessment received by Shareholders or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the most recent Audited Financial Statements.  There are no Encumbrances for Taxes (other than for Taxes not yet due and payable) upon any assets of any of the Acquired Companies.

(b)                         Part 3.11 of the Disclosure Schedule contains a complete and accurate list of all audits of all United States federal and state income Tax Returns of the Acquired Companies for tax years ending on or after December 31, 1999, including a reasonably detailed description of the nature and outcome of each audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings.  Part 3.11 of the Disclosure Schedule describes all adjustments to the United States federal or state income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since 1993, and the resulting deficiencies proposed by the relevant Governmental Body.  Except as described in Part 3.11 of the Disclosure Schedule, no Shareholder or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.  Except as set forth in Part 3.11 of the Disclosure Schedule, none of the Acquired Companies has received from any Federal, state or local taxing authority any notice indicating an intent to open an (i) audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Body against the Acquired Companies.

(c)                          Except as set forth in Part 3.11(c) of the Disclosure Schedule, since January 1, 1997, no claim has been made by a Governmental Body in a jurisdiction where the Acquired Companies do not file Tax Returns that any of the Acquired Companies is or may be subject to taxation by that jurisdiction.

(d)                         The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company’s liability for Taxes.  There exists no proposed tax assessment against any Acquired Company except as disclosed in the most recent Audited Financial Statements or in Part 3.11 of the Disclosure Schedule.  No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company.  All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(e)                          None of the Acquired Companies is a party to any Contract or plan that has resulted or would result, individually or in the aggregate, in connection with this

Agreement or any change of control of the Acquired Companies in the payment of any “excess parachute payments” within the meaning of IRC Section 280G.

(f)                            CIC (and any predecessor of CIC) has been a validly electing S corporation within the meaning of Code §§1361 and 1362 at all times since October 1, 2002  and CIC will be an S corporation up to and including the day before the Closing Date.  Part 3.11(f) of the Disclosure Schedule identifies each Acquired Company that is a “qualified subchapter S subsidiary” within the meaning of IRC §1361(b)(3)(B).  Each Acquired Company so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the day before the Closing Date.

(g)                         The Acquired Companies are not, and have not been, during the five year period preceding the date of this Agreement, a United States real property holding corporation, as that term is defined in IRC Section 897(c)(2).

(h)                         Except as set forth on Part 3.11(h) of the Disclosure Schedule, none of the Acquired Companies is a party to or bound by any tax allocation or sharing agreement.  Since January 1, 1997, none of the Acquired Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CIC) or (ii) has any liability for the Taxes of any Person (other than the Acquired Companies) under Reg. § 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or a successor, by contract or otherwise.

(i)                             None of the Acquired Companies will be required to include any item of income or gain in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of:

(i)                                     a change in method of accounting for any period ending on or before the Closing Date;

(ii)                                  a “closing agreement” as described in IRC § 7121 (or any corresponding or similar provisions of state or local law) executed on or before the Closing Date;

(iii)                               intercompany transactions or any excess loss account (as described in Treas. Regs. under § 1502);

(iv)                              installment sales or open transaction dispositions made prior to the Closing Date;

(v)                                 a prepaid amount received on or before the Closing Date;

(vi)                              the transactions contemplated in Section 2.4 of this Agreement; or

(vii)                           the transactions contemplated in Section 2.5 of this Agreement.

(j)                             None of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by IRC § 355 or § 361.

3.12                           No Material Adverse Change.  Since September 30, 2004, there has not been any material adverse change in the business, operations, or financial condition of the Acquired Companies, taken as a whole, and no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.

3.13                           Employee Benefits.

(a)                          Disclosures.

(i)                                     Part 3.13(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

(ii)                                  Part 3.13(a)(ii) of the Disclosure Schedule contains a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

(iii)                               Part 3.13(a)(iii) of the Disclosure Schedule sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Acquired Companies and the Acquired Companies’ other ERISA Affiliates, calculated according to information made available pursuant to ERISA § 4221(e).

(iv)                              Part 3.13(a)(iv) of the Disclosure Schedule sets forth all pending or Threatened claims relating to employee matters or employee benefits of which the Acquired Companies have Knowledge.

(b)                         CIC has made available to PAS:

(i)                                     all personnel, payroll, and employment manuals and policies;

(ii)                                  all collective bargaining agreements, currently in effect, pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates of the Acquired Companies, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iii)                               all insurance policies, currently in effect, purchased by or to provide benefits under any Company Plan which have not or will not be assigned to Central Investment LLC pursuant to Section 5.10(a);

(iv)                              all contracts, currently in effect, with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA and which have not or will not be assigned to Central Investment LLC pursuant to Section 5.10(a);

(v)                                 with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan; and

(vi)                              with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

(c)                          Except as set forth in Part 3.13(c) of the Disclosure Schedule:

(i)                                     The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, VEBAs, and obligations that are due and as yet remain unpaid and those that have accrued but are not yet due.

(ii)                                  No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that could have an adverse economic consequence to any Acquired Company or to PAS.

(iii)                               The Acquired Companies, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

(d)                         All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC § 162 or § 404.  No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

(e)                          Except as set forth in Part 3.13(e) of the Disclosure Schedule and other than claims for benefits submitted by participants or beneficiaries, no claim against the Company or legal proceeding involving the Company with respect to any Company Plan, Company Other Benefit Obligation or Company VEBA is pending or, to Shareholders’ Knowledge, is Threatened.

(f)                            Each Acquired Company and each ERISA Affiliate of an Acquired Company has met the minimum funding standard, and has made all contributions required, under ERISA § 302 and IRC § 402 as to each Company Plan.

(g)                         No Acquired Company or any ERISA Affiliate of an Acquired Company has ceased operations at any facility, has withdrawn from any Title IV Plan in a manner that would subject any Acquired Company to liability under ERISA § 4062(e), § 4063, § 4064, § 4203 or § 4205, or, other than as described in Part 3.13(g) of the Disclosure Schedule, has filed a notice of intent to terminate any Plan or adopted any amendment to treat a Plan as terminated.

(h)                         No Acquired Company or any ERISA Affiliate of an Acquired Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement.  No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal by any Acquired Company or ERISA Affiliate from, or, to CIC’s Knowledge, the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan, that could result in any liability of either any Acquired Company or PAS to a Multi-Employer Plan.

(i)                             Except as set forth in Part 3.13(i) of the Disclosure Schedule, and except to the extent required under ERISA § 601 et seq. and IRC § 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(j)                             No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC § 280G or § 4999; nor will any Acquired Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(k)                          All unvested employee accounts in the Central Investment Corporation Thrift Savings (401(k)) Retirement Plan will be vested as of the Closing Date.

3.14                           Compliance With Legal Requirements; Governmental Authorizations.

(a)                          Except for the environmental matters disclosed in Part 3.19 of the Disclosure Schedule or as set forth in Part 3.14 of the Disclosure Schedule:

(i)                                     each Acquired Company is in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)                                  to CIC’s Knowledge no event has occurred or circumstance exists that (with or without notice or lapse of time) would or is reasonably likely to constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)                               no Acquired Company received, on or after January 1, 2004, any written notice or other communication, or to CIC’s Knowledge any oral notice or other communication, from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                         The Acquired Companies have all Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.  Each such Governmental Authorization is valid and in full force and effect.  Except as set forth in Parts 3.14 and 3.19 of the Disclosure Schedule:

(i)                                     each Acquired Company is, and at all times since January 1, 2003 has been, in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Schedule;

(ii)                                  to CIC’s Knowledge no event has occurred or circumstance exists that would or is reasonably likely to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization of the Acquired Companies, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization of the Acquired Companies;

(iii)                               no Acquired Company received, on or after January 1, 2003, any written notice or other communication, or to CIC’s Knowledge any oral notice or other communication, from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)                              all applications required to have been filed for the renewal of the Acquired Companies’ Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

3.15                           Legal Proceedings; Orders.

(a)                          Excluding the environmental matters disclosed in Part 3.19 of the Disclosure Schedule and except as set forth in Part 3.15 of the Disclosure Schedule, there is no pending Proceeding:

(i)                                     that has been commenced by or against any Acquired Company or that otherwise is reasonably likely to affect adversely the business of, or any of the assets owned or used by, any Acquired Company; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Acquired Companies, no such Proceeding has been Threatened, and, except as set forth in Part 3.15 of the Disclosure Schedule, no event has occurred or fact or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  The Proceedings listed in Part 3.15 of the Disclosure Schedule are not reasonably likely to have a material adverse effect on the business, operations, assets, condition, or prospects of the Acquired Companies taken as a whole.

(b)                         Excluding the environmental matters disclosed in Part 3.19 of the Disclosure Schedule and except as set forth in Part 3.15 of the Disclosure Schedule:

(i)                                     there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

(ii)                                  no Shareholder is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(iii)                               to the Knowledge of CIC and the Acquired Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c)                          Excluding the environmental matters disclosed in Part 3.19 of the Disclosure Schedule and except as set forth in Part 3.15 of the Disclosure Schedule:

(i)                                     each Acquired Company is, and at all times since January 1, 2003 has been, in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)                                  no event has occurred or circumstance exists that would or is reasonably likely to constitute or result in (with or without notice or lapse of time)

a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

(iii)                               no Acquired Company has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

3.16                           Absence of Certain Changes and Events.  Except for the Contemplated Transactions or as set forth in Part 3.16 of the Disclosure Schedule, since September 30, 2003, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a)                          change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any stock dividend in respect of shares of capital stock;

(b)                         amendment to the Organizational Documents of any Acquired Company;

(c)                          except in the Ordinary Course of Business, payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)                         adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

(e)                          damage to or destruction or loss of any asset, property or customer relationship of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

(f)                            entry into, termination of, or receipt of notice of termination of any bottling appointment, franchise, license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement;

(g)                         sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)                         change in the accounting methods used by any Acquired Company;

(i)                             amendment, revision (including an increase in rental rates) or termination of any real property lease agreement to which any of the Acquired Companies is a party; or

(j)                             agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

3.17                           Contracts; No Defaults.

(a)                          To the extent such documents are located in the Cincinnati metropolitan area, Part 3.17(a) of the Disclosure Schedule contains a complete and accurate list and CIC has made available to PAS true and correct copies of :

(i)                                     except for CDA/CMA agreements with customers, each Applicable Contract that involves performance of services or delivery of goods, materials or money by one or more Acquired Companies of an amount or value in excess of $100,000 on an annual basis;

(ii)                                  except for CDA/CMA agreements with customers, each Applicable Contract that involves performance of services or delivery of goods, materials or money to one or more Acquired Companies of an amount or value in excess of $100,000 on an annual basis;

(iii)                               each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $100,000 on an annual basis;

(iv)                              each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in: any personal property that involves expenditures or receipts of one or more Acquired Companies in excess of $100,000 or (except for Applicable Contracts relating to the placement of vending machines) real property;

(v)                                 each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including, except for the standard confidentiality agreement(s) entered into with certain employees, agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi)                              each collective bargaining agreement currently in effect and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii)                           each joint venture, partnership, and other Applicable Contract (however named), currently in effect, involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

(viii)                        each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

(ix)                                each Applicable Contract for capital expenditures in excess of $100,000;

(x)                                   each written guaranty or other similar undertaking extended by any Acquired Company; and

(xi)                                each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)                         Each Applicable Contract identified or required to be identified in Part 3.17(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(c)                          Except as set forth in Part 3.17(c) of the Disclosure Schedule:

(i)                                     each Acquired Company is in compliance with all applicable terms and requirements of each Applicable Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

(ii)                                  each other Person that has or had any obligation or liability under any Applicable Contract under which an Acquired Company has or had any rights is in full compliance with all applicable terms and requirements of such Contract;

(iii)                               no event has occurred or circumstance exists that (with or without notice or lapse of time) would or is reasonably likely to contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)                              no Acquired Company has given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any existing Applicable Contract.

(d)                         Except as set forth in Part 3.17(d)  of the Disclosure Schedule, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation.

(e)                          The Applicable Contracts relating to the sale, design, bottling, distribution or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18                           Insurance.

(a)                          CIC has delivered or made available to PAS:

(i)                                     Except as set forth in Part 3.18 of the Disclosure Schedule, true and complete copies of all policies of insurance relating to the Business to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company (in his or her capacity as a director), is or has been covered at any time within the one year preceding the date of this Agreement;

(ii)                                  true and complete copies of all pending applications made by any of the Acquired Companies for policies of insurance; and

(iii)                               any statement by the auditor of any Acquired Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b)                         Part 3.18(b) of the Disclosure Schedule identifies:

(i)                                     any current self-insurance arrangement by or affecting any Acquired Company; and

(ii)                                  any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company.

(c)                          Except as set forth on Part 3.18(c) of the Disclosure Schedule:

(i)                                     All policies to which any Acquired Company is a party or that provide coverage to, any Acquired Company, or any director or officer (in his or her capacity as such) of an Acquired Company for the preceding two years:

(1)                                  are valid, outstanding, and enforceable and in full force and effect;

(2)                                  are issued by an insurer that is financially sound and reputable; and

(3)                                  will continue in full force and effect following the consummation of the Contemplated Transactions.

(ii)                                  As to policies issued in the preceding two years, no Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B)except as set forth in Part 3.18(c)(ii) of the Disclosure Schedule, any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able (due to insolvency or any other reason) to perform its obligations thereunder.

(iii)                               As to policies issued in the preceding two years, the Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

(iv)                              The Acquired Companies have given notice to the insurer of all known claims that are reasonably likely to be insured thereby, except where the Acquired Companies have determined that it is in their best interests not to make such a claim.

3.19                           Environmental Matters.  Except as set forth in Part 3.19 of the Disclosure Schedule:

(a)                          To CIC’s Knowledge, each Acquired Company is in compliance with, and is not in violation of or liable under, any Environmental Law or Occupational Safety and Health Law.  To CIC’s Knowledge, no Acquired Company has any reasonable basis to expect and has not received any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or Threatened violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)                         There are no pending or Threatened claims arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities.

(c)                          There are no Hazardous Materials present on or in the Environment at the Facilities (except for Hazardous Materials present in the Ordinary Course of Business and not in violation of any Environmental Law) including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or incorporated into any structure therein or thereon.

(d)                         There has been no Release of any Hazardous Materials in violation of Environmental Law at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities.

(e)                          CIC has made available to PAS true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Shareholders or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities.

(f)                            To CIC’s Knowledge, the Acquired Companies have no reasonable basis to expect and have not received since January 1, 2003, any actual or Threatened citation, directive, Order, summons, claim, or request for indemnification that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or Threatened obligations to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the properties which any of the Acquired Companies (or any predecessor) owned or otherwise had an interest.

3.20                           Employees.

(a)                          Part 3.20 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and date of hire.

(b)                         To CIC’s Knowledge, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect adversely (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Shareholders or the Acquired Companies by any such employee or director. Except as set forth in Part 3.20 of the Disclosure Schedule, to CIC’s Knowledge, no director, officer, or other key employee of any Acquired Company (other than the Non-Core Employees) intends to terminate his employment with such Acquired Company.

(c)                          Part 3.20 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, retiree medical insurance coverage, retiree life insurance coverage, and other benefits available on retirement.

3.21                           Labor Relations; Compliance.  Except for the Collective Bargaining Agreement, no Acquired Company has been since January 1, 2000 or is a party to any collective bargaining or other labor Contract.  Except as set forth in Part 3.21 of the Disclosure Schedule, there has not been since January 1, 2002, there is not presently pending or existing, and, to CIC’s Knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. To CIC’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company.  Except as set forth in Part 3.21 of the Disclosure Schedule, each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.  Except as set forth in Part 3.21 of the Disclosure Schedule, to CIC’s Knowledge, no Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22                           Intellectual Property.

(a)                          Intellectual Property Assets.  The term “Intellectual Property Assets” means (excluding any Non-Core Assets):

(i)                                     the names Pepsi-Cola Bottling Company of Ft. Lauderdale-Palm Beach, Inc., DiLoreto & Sons, Inc., Central K, Inc., Central Kitchens, Dove Vending, Inc., Pepsi-Cola Bottling Company of Mansfield, Inc., Pepsi-Cola Bottling Company of Canton, Inc., and all fictional business names, trade names, registered and unregistered trademarks, service marks and applications relating thereto, including without limitation “Diamond Myst” and “Mohican Mist”;

(ii)                                  all patents, patent applications and inventions and discoveries that may be patentable that relate to the Business;

(iii)                               all copyrights in both published works and unpublished works and copyright registrations that relate to the Business;

(iv)                              all rights in mask works that relate to the Business; and

(v)                                 all know-how, trade secrets, confidential information, customer lists, software, technical information, data processing technology, plans, drawings and blue prints that relate to the Business and are owned, used or licensed by any Acquired Company as licensee or licensor.

(b)                         Ownership; No Infringement.  Part 3.22(b) of the Disclosure Schedule contains a complete and accurate list of all the Intellectual Property Assets owned or used by the Acquired Companies.  The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted.  Except as set forth in Part 3.22(b) of the Disclosure Schedule, none of the Intellectual Property Assets are included in the Non-Core Assets.  One or more of the Acquired Companies is the owner or licensee of each of the Intellectual Property Assets, free and clear of all Encumbrances and, except as noted in Part 3.22 of the Disclosure Schedule, has the right to use without payment to a third party all of the Intellectual Property Assets.  No claims are pending or, to the Knowledge of the Acquired Companies, threatened that any of the Acquired Companies is infringing or otherwise adversely affecting the rights of any Person with regard to any such Intellectual Property Assets.  To the Knowledge of the Acquired Companies, no Person is infringing on the rights of the Acquired Companies with respect to any such Intellectual Property Assets.

3.23                           Certain Payments.  To CIC’s Knowledge, since January 1, 1997, no Acquired Company or Representative of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly, in violation of any Applicable Law, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

3.24                           Compliance with Quality Standards.  All water used in the production process of the Business conforms to (i) the quality standards required by each Acquired Company’s franchisors, including PepsiCo, Inc., (ii) the internal quality standards required by CIC, and (iii) any Legal Requirement.

3.25                           Adequate Utilities.  Except as set forth on Part 3.25 of the Disclosure Schedule, all the utilities used by the Acquired Companies, including, without limitation, water, electricity, sewage, waste water and gas services, are of sufficient quality and quantity for the Acquired Companies to operate in the Ordinary Course of Business.  The Acquired Companies current use of such utilities does not exceed the amount permitted or approved by the provider; since January 1, 2003, inadequate utilities or poor utility service have never been a cause of any stoppage or delays in the operations of the Business; and the Acquired Companies have not received notice since January 1, 2003 from any provider of utilities and have no Knowledge of any matter that may adversely affect the continued and uninterrupted service of utilities to the Acquired Companies in an amount and manner sufficient to conduct the Business in the Ordinary Course of Business.

3.26                           Disclosure.  No representation or warranty in Article 3 of this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  John F. Koons III, William P. Martin, Keven E. Shell, Richard W. Caudill, Stephen C. Allison and Angel M. (“Manny”) Zapata have reviewed the representations and warranties contained in this Article 3 and to the extent they believe it necessary in order for CIC to make such representations and warranties, have performed such investigation and inquiry with respect thereto as they deem reasonable.

3.27                           Related Persons.  Except as set forth in Part 3.27 of the Disclosure Schedule, no Shareholder or any Related Person of Shareholders or of any Acquired Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies’ businesses.  No Shareholder or any Related Person of Shareholders or of any Acquired Company is the owner of record or beneficially of an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a “Competing Business”) in any market presently served by such Acquired Company. Except as set forth in Part 3.27 of the Disclosure Schedule, no Shareholder or any Related Person of Shareholders or of any Acquired Company is a party to any Applicable Contract with, or has any claim or right against, any Acquired Company.

3.28                           Relationships.  Except as set forth in Part 3.28 of the Disclosure Schedule, the Acquired Companies’ relationships with its agents, dealers, distributors, representatives, customers and suppliers are continuing and satisfactory in all material respects.  To CIC’s and Shareholders’ Knowledge, there are no existing circumstances or conditions that will have a material adverse affect on such relationships.  All sales of merchandise and performances of services by the Acquired Companies in connection with the Business are in material compliance with all of the Acquired Companies’ warranties and agreements, express or implied, with respect to such sales and performances.  CIC has no Knowledge concerning any material loss or potential loss of business that is reasonably likely to occur to or from one or more of its customers.

3.29                           Brokers Or Finders.  None of the Acquired Companies nor Shareholders or their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PAS

PAS represents and warrants to Shareholders, CIC and Holding Company as follows:

4.1                                 Organization and Good Standing.  PAS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Contracts to which it is a party.

4.2                                 Authority; No Conflict.

(a)                          This Agreement constitutes the legal, valid, and binding obligation of PAS, enforceable against PAS in accordance with its terms.  PAS has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and PAS’s Closing Documents and to perform its obligations under this Agreement and PAS’s Closing Documents.  The execution and delivery of this Agreement by PAS and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and approved by the boards of directors of PAS.  No other corporate act or proceeding on the part of PAS is necessary to authorize or approve this Agreement and the consummation of the Contemplated Transactions.

(b)                         Neither the execution and delivery of this Agreement by PAS nor the consummation or performance of any of the Contemplated Transactions by PAS will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                                     any provision of PAS’s Organizational Documents;

(ii)                                  any resolution adopted by the board of directors or the stockholders of PAS;

(iii)                               any Legal Requirement or Order to which PAS may be subject; or

(iv)                              any Contract to which PAS is a party or by which PAS may be bound.

PAS is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3                                 Investment Intent.  PAS is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4                                 Certain Proceedings.  There is no pending Proceeding that has been commenced against PAS and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To PAS’s Knowledge, no such Proceeding has been Threatened.

4.5                                 Brokers Or Finders.  PAS and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.6                                 Disclosure of Information.  PAS has had an opportunity to ask questions and receive answers from CIC regarding the Business and the assets and liabilities of the Acquired Companies.  The foregoing, however, does not limit or modify the representations and warranties in Article 3.

ARTICLE 5

COVENANTS OF SHAREHOLDERS AND CIC PRIOR TO CLOSING DATE

5.1                                 Access and Investigation.  Between the date of this Agreement and the Closing Date, CIC will, and will cause each Acquired Company and its Representatives to, (a) afford PAS and its Representatives (collectively, “PAS’s Advisors”) full and free access (subject to prior reasonable notice to CIC, to PAS’ obligations under the Confidentiality Agreement referred to in Section 12.8 and to the terms of the Site Access Agreement dated as of December 15, 2004 between PAS and CIC (the “Site Access Agreement”)) to each Acquired Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish PAS and PAS’s Advisors with copies of all such contracts, books and records, and other existing documents and data as PAS may reasonably request, and (c) furnish PAS and PAS’s Advisors with such additional financial, operating, and other data and information as PAS may reasonably request.  PAS shall be responsible for the costs of any environmental testing it conducts at the Facilities prior to Closing; provided however, that the foregoing shall not limit Holding Company’s obligations under Section 11.2(i).

5.2                                 Operation of the Businesses of the Acquired Companies.  Between the date of this Agreement and the Closing Date, CIC will, and will cause each Acquired Company to:

(a)                          except for the actions contemplated in Sections 5.3 and 5.4 below, conduct the business of such Acquired Company only in the Ordinary Course of Business;

(b)                         use its commercially reasonable efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

(c)                          use its commercially reasonable efforts to continue to promote and sell its products and services in the Ordinary Course of Business;

(d)                         confer with PAS concerning operational matters of a material nature;

(e)                          seek written approval of PAS prior to negotiating, amending or exercising any contractual rights with respect to the Gene Deal property in Ontario, Ohio or the purchase of property at 7301 Garden Road, Riviera Beach and to cooperate with PAS, at PAS’s request, in negotiating, amending or exercising rights with respect to such properties; provided however, in the event the Contemplated Transactions do not close, PAS agrees to reimburse CIC for any administrative or legal costs or expenses CIC incurred, at PAS’s request, to negotiate, amend or exercise such rights and indemnify CIC for any loss it incurs as a result of complying with PAS’ requests; and

(f)                            provide PAS (i) on a daily basis with the daily sales flash report, showing month-to-date and year-to-date hard case sales volume, and net selling price,  with comparisons vs. prior year and plan (if available), (ii) on a monthly basis, 10 business days after the preceding month end, a copy of the internal financial statements for the Acquired Companies and (iii) as applicable, information about any proposed capital expenditure over $100,000.

5.3                                 Formation of Holding Company and Central Investment LLC; Transfer of Shares and Non-Core Assets.  Between the date of this Agreement and the Closing Date, Shareholders, Holding Company and CIC shall take all necessary action to complete (a) the formation of Holding Company and Central Investment LLC, and (b) the transfer of the Shares and Non-Core Assets to Holding Company and Central Investment LLC, respectively, as set forth in Sections 2.4 and 2.5 above.  At the Closing, Shareholders, Holding Company, CIC and Central Investment LLC shall deliver to PAS copies of all actions, consents, agreements, certificates and other documents executed and delivered that evidence the approval and effectuation of the Contemplated Transactions and the waiver of Shareholder dissenter rights related thereto.  Shareholders shall be responsible for the payment of all Taxes and other fees incurred by the Acquired Companies in connection with the transactions described in Sections 2.4 and 2.5.  CIC and Central Investment LLC or Holding Company shall, prior to the Closing, enter into an assumption agreement (the “Assumption Agreement”), in a form reasonably satisfactory to PAS, whereby Central Investment LLC or Holding Company assumes all liabilities and obligations relating to the Non-Core Assets.

5.4                                 Payoff of Debt Obligations.  All liabilities and obligations of the Acquired Companies that would be required by GAAP to be disclosed in CIC’s consolidated balance sheet shall be paid in full prior to Closing except for: (a) liabilities relating to the Non-Core Assets that are assumed by Central Investment LLC under the Assumption Agreement referred to in Section 5.3 above; (b) the existing capitalized lease obligation for the Pompano Beach, Florida distribution center; (c) the Deferred Tax Liability; and (d) trade payables and other liabilities that will be included in the calculation of the Final Working Capital Adjustment.  At the Closing, Holding Company shall deliver satisfactory evidence of such payoffs to PAS.

5.5                                 Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, CIC will not, and will cause each Acquired Company to not, take any affirmative action which is likely to cause any of the changes or events listed in Section 3.16.

5.6                                 Required Approvals; HSR Filing and Fees.  As promptly as practicable after the date of this Agreement, CIC will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions, including all filings under the HSR Act on or prior to the second business day after execution of this Agreement.  Between the date of this Agreement and the Closing Date, CIC will, and will cause each Acquired Company to, cooperate with PAS with respect to all filings that PAS elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, including the filings required by the HSR Act (including taking all actions reasonably requested by PAS to cause early termination of any applicable waiting period under the HSR Act).

5.7                                 Notification.  Between the date of this Agreement and the Closing Date,  CIC will promptly notify PAS in writing if it or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties in Article 3 as of the date of this Agreement, or if CIC becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, CIC will promptly deliver to PAS a supplement to the Disclosure Schedule specifying such change.  During the same period, CIC will promptly notify PAS of the occurrence of any Breach of any covenant of CIC or Shareholders in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.  The failure by CIC to notify PAS of an immaterial Breach under this Section 5.7 shall not give rise to a cause of action against CIC or Holding Company by PAS.

5.8                                 Indebtedness by Related Persons.  CIC and Central Investment LLC will cause all indebtedness owed to an Acquired Company by any Shareholder or any Related Person of any Shareholder to be transferred to Central Investment LLC prior to Closing.

5.9                                 No Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to Article 10, Shareholders will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than PAS) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business or as contemplated by this Agreement) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

5.10                           Actions Regarding Benefit Plans.

(a)                          Assignment of Functions.  CIC shall, prior to the Closing Date, with respect to each Company Plan, assign the roles of plan sponsor, plan administrator, trust sponsor, and named fiduciary to Central Investment LLC and Central Investment LLC shall then have complete and sole sponsorship, control and the responsibilities of plan administrator and named fiduciary of the Company Plans, including specifically the Central Investment Corporation Consolidated Pension Plan, the Central Investment Corporation Thrift Savings (401(k)) Retirement Plan, and the Central Investment Corporation Individual Employee Accounts Retirement Plan, and the trusts thereunder, and all of its health and welfare plans.  The roles and responsibilities, with respect to each such Company Plan, of plan sponsor, trust sponsor, named fiduciary and plan administrator shall not be transferred at any time to PAS with respect to any period of time during the existence of any of the Company Plans.

(b)                         Plan Amendments.  Central Investment LLC shall promptly after the Closing Date amend the Company Plans which are Qualified Plans to permit distributions to participants who remain employed by CIC post-Closing, provided that such Company Plan does not currently permit such a distribution and that any such amendment shall not jeopardize such Plan’s tax-qualified status.  Central Investment LLC reserves the right to freeze the future accrual of benefits under the Consolidated Pension Plan, complete the full funding of that Plan, and, if it so chooses, perfect the termination of that Plan, incident to which all benefits accrued under that Plan will then be distributed to the Plan’s participants.  Central Investment LLC will take all steps necessary to cause each participant in the Central Investment Corporation Thrift Savings (401(k)) Retirement Plan immediately prior to the Closing Date who is employed by an Acquired Company immediately thereafter to be fully vested in such employee’s account in such plan as of the Closing Date, including advising the plan administrator that the Contemplated Transactions is a “partial termination” of such plan.

(c)                          Nonqualified Retirement Plans.  As of the Closing Date, Central Investment LLC shall fully fund or assume all obligations then accrued under those nonqualified deferred compensation or retirement plans or arrangements whether written or unwritten which have been or are in effect for employees of Acquired Companies.  The parties agree that the consummation of the Contemplated Transactions shall not constitute a “separation from service” or other termination of employment for purposes of the nonqualified deferred compensation or retirement plans or arrangements of Central Investment LLC.  Prior to the Closing Date, Central Investment LLC shall make any amendments to its nonqualified deferred compensation or retirement plans or arrangements for the purpose of providing that no such separation or other termination shall have occurred.

(d)                         Cooperation in Transfer.  Shareholders, Central Investment LLC, CIC and PAS will cooperate with each other in the transfer of these Company Plans, plan assets and related liabilities to Central Investment LLC to accomplish the purposes stated herein and to keep affected employees informed of their rights and benefit coverages as to benefits accrued both before and after the Closing Date.

(e)                          COBRA.  Central Investment LLC shall provide continuation of medical coverage under COBRA to those qualified beneficiaries who had elected continuation coverage under COBRA or who had incurred a qualifying event prior to the Closing Date provided they had been employees or spouses or dependents of employees of an Acquired Company prior to the Closing Date.  Central Investment LLC shall be responsible for providing COBRA continuation coverage to all Non-Core Employees and any other employees or qualified beneficiaries who elect COBRA coverage as a result of a COBRA qualifying event which occurs on or prior to the Closing Date.

(f)                            Medical Insurance Claims.  Central Investment LLC shall assume and be responsible for any and all claims for hospital/medical/surgical benefits which were incurred prior to the Closing Date and are payable under the terms and conditions of any existing benefit program maintained by CIC for employees of the Acquired Companies or their covered dependants.

5.11                           Lease Amendments and Estoppel Certificates.  Prior to the Closing Date, CIC and the landlord of the Facilities located at 1700 Nussbaum Parkway, Mansfield, Ohio, shall amend the lease related to such Facilities to provide for CIC’s right to purchase such Facilities at fair market value upon the termination of the current lease term.  Except as set forth in this paragraph or approved, in writing, by PAS, the Acquired Companies shall not revise, amend or terminate any lease agreement.  Prior to the Closing Date, CIC shall obtain the landlord estoppel certificate referred to in Section 7.3(b) and shall use commercially reasonable efforts to obtain a similar landlord estoppel certificate for the lease relating to the Facilities located at 815 Oberlin Avenue S.W., Massillon.

5.12                           Consents.  CIC, Holding Company and Central Investment LLC shall cooperate with and assist PAS in seeking to obtain the Consents identified in Part 3.2 of the Disclosure Schedule.  In the event that PAS is unable to obtain the Consent for any agreement with Dr Pepper/Seven Up, Inc. (or its Related Persons, including without limitation, Sunkist Soft Drinks, Inc., Sunkist Growers, Inc., Cadbury Beverages, Inc., Dr Pepper/Cadbury North America, Inc. and The Seven Up Company), CIC, Holding Company and Central Investment LLC shall cooperate with and assist PAS, at PAS’s expense, in selling and assigning the rights under such agreements to a third party with the proceeds of any such sale to go to PAS.

5.13                           Efforts.  Between the date of this Agreement and the Closing Date, Shareholders, CIC, Holding Company, and Central Investment LLC will use commercially reasonable efforts to cause the conditions in Sections 7 and 8 to be satisfied.

5.14                           Tax Matters.

(a)                          Changes.  Without the prior written consent of PAS, none of the Acquired Companies shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any of the Acquired Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Acquired Companies, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Acquired Companies for any period ending on or after the Closing Date or decreasing any Tax attribute of any of the Acquired Companies existing on the Closing Date.

(b)                         S Corporation Status.  Neither Holding Company, Acquired Companies, nor Shareholders shall revoke any Acquired Company’s election to be taxed as an S corporation within the meaning of IRC §§1361 and 1362.  CIC and Shareholders shall not take or allow any action, other than the merger of CIC on the day of Closing pursuant to Section 2.5, that would result in termination of CIC’s status as a validly electing S corporation within the meaning of IRC §§1361 and 1362.

5.15                           Non-Core Employees.  The parties shall cooperate with each other in identifying and listing all employees of the Acquired Companies that will be transferred to Holding Company or Central Investment LLC (the “Non-Core Employees”).  CIC, Holding Company and Central Investment LLC shall cause the transfer of each of the Non-Core Employees to Central Investment LLC or Holding Company prior to the Closing.

5.16                           Transfer of Certain Property Rights.  To the extent that any rights, interests, options or title relating to the Massillon, Ohio property (out lot 761 as shown on the plat of MDF Business Park, Massillon, Stark County, Ohio), the Gene Deal property in Ontario, Ohio or 7301 Garden Road are owned by any of the entities whose shares are being transferred to Central Investment LLC as Non-Core Assets, such rights, interests, options or title shall be transferred to CIC prior to the Closing.

5.17                           Insurance Allocation Agreement.  Prior to the Closing Date, CIC and PAS shall cooperate with each other in completing Schedules A, B and C to the Insurance Allocation Agreement.

ARTICLE 6

COVENANTS OF PAS PRIOR TO CLOSING DATE

6.1                                 Required Approvals; HSR Filing and Fees.  As promptly as practicable after the date of this Agreement, PAS will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions, including making all filings under the HSR Act on or prior to the second business day after execution of this Agreement.  Between the date of this Agreement and the Closing Date, PAS will, and will cause each Related Person to, cooperate with Shareholders and CIC with respect to all filings that Shareholders or CIC are required by Legal Requirements to make in connection with the Contemplated Transactions, including filings required by the HSR Act, and cooperate with Shareholders in obtaining all consents identified in Part 3.2 of the Disclosure Schedule; provided that this Agreement will not require PAS to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2                                 Efforts.  Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, PAS will use commercially reasonable efforts to cause the conditions in Sections 7 and 8 to be satisfied.

ARTICLE 7

CONDITIONS PRECEDENT TO PAS’S OBLIGATION TO CLOSE

PAS’s obligation to purchase the Shares and to take the other actions required to be taken by PAS at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by PAS, in whole or in part):

7.1                                 Accuracy of Representations.  All of the representations and warranties in Article 3 of this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

7.2                                 Performance.  All of the covenants and obligations that Shareholders, CIC or Holding Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations

(considered individually), must have been duly performed and complied with in all material respects.

7.3                                 Additional Documents.  Each of the following documents must have been delivered to PAS:

(a)                          all the documents set forth in Section 2.8(a);

(b)                         an estoppel certificate executed on behalf of the landlord of the Facility located at 1700 Nussbaum Parkway, Mansfield, Ohio dated as of a date not more than 5 days prior to the Closing Date, in a form acceptable to PAS, and copies of the executed lease amendment referred to in Section 5.11; and

(c)                          such other documents as PAS may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 7, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.4                                 No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against PAS, or against any Person affiliated with PAS, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.5                                 No Claim Regarding Stock Ownership or Sale Proceeds.  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.6                                 No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause PAS or any Person affiliated with PAS to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.7                                 HSR Period.  The waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated.

7.8                                 Release from Guarantees; Lien Terminations.  PAS shall have received fully executed releases or termination agreements or an assumption agreement from Holding Company in form and substance reasonably satisfactory to PAS for all guarantee agreements or similar agreements pursuant to which any of the Acquired Companies acts as a guarantor of another Person’s (other than another Acquired Company) obligations.  PAS shall have received file-stamped copies of UCC-3 termination statements, or other documentation satisfactory to PAS that all Encumbrances (other than Permitted Encumbrances) on the assets (except for the

Non-Core Assets) and capital stock (including the Shares) of the Acquired Companies have been terminated.

ARTICLE 8

CONDITIONS PRECEDENT TO SHAREHOLDERS’
AND HOLDING COMPANY’S OBLIGATION TO CLOSE

Shareholders’ and Holding Company’s obligation to sell the Shares and to take the other actions required to be taken by Shareholders and Holding Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Holding Company, in whole or in part):

8.1                                 Accuracy of Representations.  All of PAS’s representations and warranties in Article 4 of this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2                                 PAS’s Performance.

(a)                          All of the covenants and obligations that PAS is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)                         PAS must have delivered each of the documents listed and the cash payments required in Sections 2.7 and 2.8(b).

8.3                                 Additional Documents.  PAS must have caused to be delivered to Holding Company such other documents as Holding Company may reasonably request for the purpose of evidencing the performance by PAS of, or the compliance by PAS with, any covenant or obligation required to be performed or complied with by PAS, evidencing the satisfaction of any condition referred to in this Article 8, or otherwise facilitating the consummation of any of the Contemplated Transactions.

8.4                                 No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Holding Company to PAS, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.5                                 Settlement of Dispute.  CIC, Pepsi-Cola Bottling Company of Ft. Lauderdale-Palm Beach, Inc., John F. Koons III, other officers of CIC and PepsiCo, Inc. shall have executed the Agreement of Settlement, Consent Agreement and NonCompete Agreement as previously negotiated between the parties and any obligation required to be performed by such parties, on or prior to the Closing Date, pursuant to such Agreements shall have been fully performed by such parties.

8.6                                 HSR Period.  The waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated.

ARTICLE 9

POST-CLOSING COVENANTS

9.1                                 Non-Compete.

(a)                          Each of Shareholders, Holding Company, Central Investment LLC, and John F. Koons III agrees that for a period of five (5) years, commencing on the Closing Date, he, she or it will not directly or indirectly, either as an owner, partner, co-venturer, manager, employee or consultant or otherwise enter into or engage in the Business within the States of Ohio and Florida.  However, nothing in this Section 9.1 shall preclude such party from becoming a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the party has no active participation in the business of such corporation, nor shall this provision prohibit the party from being employed by or otherwise providing services to PAS or the Acquired Companies.

(b)                         In the event of a breach or threatened breach by a party of Section 9.1(a), PAS may, in addition to any other rights or remedies existing in its favor, apply to any court of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent violations of Section 9.1(a).

9.2                                 Non-Solicitation.

(a)                          Without the prior written consent of PAS (which consent will not be unreasonably withheld) and except for the transfer of the Non-Core Employees contemplated by this Agreement, each of Shareholders, Holding Company, Central Investment LLC and John F. Koons III agrees that for a period commencing on the date hereof and continuing for five (5) years from and after the Closing Date, he, she or it will not, directly or indirectly, solicit to hire or hire any person employed by the Acquired Companies or PAS in any capacity after the Closing Date or solicit, encourage or otherwise contact any customer or supplier of the Acquired Companies or PAS for the purpose of diverting or diminishing the level of business that such persons conduct with PAS or the Acquired Companies.

(b)                         In the event of a breach or threatened breach by a party of Section 9.2(a), PAS may, in addition to any other rights or remedies existing in its favor, apply to any court of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent violations of Section 9.2(a).

(c)                          To the extent that the covenants set forth in this Article 9 are determined to be over-broad, such covenants shall be construed and modified so as to be enforceable to the maximum extent permitted by applicable law.

9.3                                 Covenants of Holding Company.  From the date of this Agreement through the seven (7) year anniversary date of this Agreement, Holding Company covenants and agrees with PAS as follows:

(a)                          Within 120 days of the end of each calendar year, Holding Company shall cause Cloud or such other certified public accounting firm as may be retained by Holding Company, to deliver a letter to PAS certifying that such firm has reviewed Holding Company’s books and records and that Holding Company is, and has been at all times since the Closing Date, in the case of the first such letter, and, thereafter, the end of the period covered in the last letter delivered pursuant to this Section 9.3(a), in full compliance with the covenants set forth in this Section 9.3.

(b)                         Holding Company agrees that it will own, directly, at all times, cash, Cash Equivalents or Marketable Securities (collectively, “Unencumbered Assets”) that are free and clear of all Encumbrances and have an aggregate fair market value of at least $10,000,000.  Except with the prior written consent of PAS, Holding Company will not hereafter transfer any of the Unencumbered Assets to any trust or third party if the effect thereof will be to cause such assets to be exempt from execution by creditors.

(c)                          Holding Company agrees that it will maintain a positive net worth, at all times, of at least $40,000,000.

9.4                                 Change of Name.  Promptly following the Closing, PAS shall take all appropriate action to cause CIC to change its corporate name to a name not including the words “Central Investment” or the initials “CI” or “CIC.”

9.5                                 Tax Matters.

(a)                          Tax Returns for Periods Ending on or Before the Closing Date for the Acquired Companies.  For Tax periods ending on or before the Closing Date, Holding Company shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Subject to the requirements of applicable law, each such Tax Return shall be prepared in a manner consistent with past practices of the Acquired Companies, as the case may be.  Each such Tax Return shall be submitted to PAS for approval at least thirty (30) days prior to the due date (including any extension thereof) for filing such Tax Return, and PAS shall provide any comments on such proposed Tax Return no less than fifteen (15) days prior to the due date (including extensions) for filing such Tax Return.  If any aspect of such Tax Return remains in dispute five (5)  days before the due date (including extensions) for filing such Tax Return, PAS shall nevertheless consent to filing of the Tax Returns if Holding Company provides an opinion of the Holding Company’s qualified tax advisor that filing of the Tax Return as proposed by Holding Company is not inconsistent with applicable law and will not create adverse tax consequences to PAS.  If PAS withholds such consent as permitted by this Agreement, the matters in dispute shall be submitted to Auditor for resolution.  The decision of Auditor concerning any disputed items shall be final and binding on the parties and the fees and expenses of Auditor shall be paid one-half by Holding Company and one-half by PAS.  After each such Tax Return has been prepared, reviewed and approved (and any disputes concerning any items on such Tax Return have been resolved by Auditor, if necessary), PAS shall cause the appropriate officers of the Acquired Companies to sign and file such Tax Return with the applicable taxing authority.

(b)                         Tax Returns for Periods Beginning On or Before and Ending after the Closing Date.  PAS shall prepare or cause to be prepared and shall file or cause to be filed any Tax Returns of the Acquired Companies for Tax periods that begin on or before the Closing Date and end after the Closing Date.  PAS shall provide a copy of such Tax Returns for review by the Holding Company at least thirty (30) days prior to the date for filing such Tax Returns.  Whether or not Holding Company agrees with the contents of such Tax Returns, it shall pay to PAS within thirty (30) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date.  For purposes of this Section 9.5, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, receipts, wages, capital expenditures, or expenses, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the portion of the Tax period that ends on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, receipts, wages, capital expenditures, or expenses, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.

(c)                          Payment of Tax for Periods Ending on or Before the Closing Date.  Notwithstanding anything to the contrary set forth in this Agreement, Holding Company shall reimburse PAS for Taxes of the Acquired Companies with respect to any Tax period (or portion thereof) ending on or before or including the Closing Date to the extent such Taxes are neither paid before the Closing nor included as a current liability in the Final Working Capital Adjustment.

(d)                         Cooperation on Tax Matters.  PAS, Holding Company, Shareholders and the Acquired Companies shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section 9.5 and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon another party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Shareholders, Holding Company and PAS agree to, and agree to cause the Acquired Companies to (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by PAS or Holding Company, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, and (ii) give the other parties reasonable written notice prior to transferring, destroying, or discarding any such books and records.  PAS, Shareholders and Holding Company further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated under this Agreement).

(e)                          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with or as result of this Agreement shall be paid by Holding Company when due, and Holding Company shall, at its own expense, file all necessary Tax Returns and other documentation required to be filed by Holding Company with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, PAS shall, and shall cause its affiliates to join in the execution of any such Tax Returns and other documentation.

(f)                            Closing after December 31, 2004.  If the Contemplated Transactions do not close on or prior to December 31, 2004 for reasons other than delays caused by Shareholders, Holding Company, Central Investment LLC, the Acquired Companies, or any Representatives of the foregoing, PAS will indemnify Holding Company and Shareholders for any additional federal income tax liability attributable to the Sale of the Shares pursuant to this Agreement suffered solely as a result of changes in the tax laws (including rates of taxation) effective after December 31, 2004 and that differ from the tax laws effective for tax years ending on or during the calendar year ending December 31, 2004 by grossing up the Purchase Price to reflect such additional tax cost.

(g)                         338 Election.  PAS shall not make and shall not cause or permit CIC to make an election under IRC Section 338 with respect to the Contemplated Transactions.

9.6                                 Cafeteria Plan.  For purposes of Section 5.10(a), the established CIC Section 125 Cafeteria Plan shall not be considered to be a Company Plan the sponsorship of which is to be transferred to Central Investment LLC; and CIC shall continue to maintain, administer and control that Section 125 Cafeteria Plan with medical spending and dependent care spending account components for, and its responsibilities to, all participants, including the accounts held thereunder for Non-Core Employees; provided, however, that no amounts shall be credited to that Plan after December 31, 2004 with respect to Non-Core Employees. The Closing Date balance in the Section 125 Cafeteria Plan (i.e., the amount by which year to date contributions credited to employee accounts in the Section 125 Cafeteria Plan exceed year to date benefits paid out of the Section 125 Cafeteria Plan) shall be considered a current liability for purposes of the Working Capital adjustment described in Sections 2.5 and 2.6 herein.

9.7                                 Compliance with OSHA Standard for Carbon Dioxide.  Prior to the Closing, CIC will take all steps and pay all costs necessary to bring the facility at 7305 Garden Road, Riviera Beach, Florida into compliance with the OSHA standard for carbon dioxide emissions (“CO2

Standard”) from site operations existing prior to Closing.  If CIC cannot bring the operations into compliance with the CO2 Standard by the Closing, PAS will take all commercially reasonable steps necessary to bring the facility into compliance and Holding Company shall pay all costs reasonably incurred by PAS to do so.  PAS shall consult with Holding Company prior to making any such expenditures and permit Holding Company to comment on PAS’s plans.  Prior to Closing, CIC shall pay directly and, after the Closing, Holding Company shall pay directly: all fines and penalties assessed by OSHA or any other Government Body for non-compliance with the CO2 Standard until compliance is achieved with respect to site operations existing prior to Closing.  If, after the Closing, CIC or PAS alters the operations existing prior to Closing, thereby resulting in increased carbon dioxide emissions, the obligations of Holding Company under this Section 9.7(a) shall terminate.  The Parties recognize that the “costs” referenced herein may include the reasonable costs of environmental consultants, testing and capital expenditures.

ARTICLE 10

TERMINATION PRIOR TO CLOSING

10.1                           Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)                          by either PAS or CIC if a material Breach of any representation, warranty, covenant or agreement of this Agreement has been committed by PAS (in the case of a termination by CIC) or by CIC, Shareholders, Holding Company or Central Investment LLC (in the case of a termination by PAS) and such Breach has not been waived;

(b)                         (i) by PAS if any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PAS to comply with its obligations under this Agreement) and PAS has not waived such condition on or before the Closing Date; or (ii) by CIC, if any of the conditions in Article 8 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Shareholders, CIC, Holding Company or Central Investment, LLC,  to comply with any of their obligations under this Agreement) and Shareholders, CIC and Holding Company have not waived such condition on or before the Closing Date;

(c)                          by mutual consent of PAS and CIC; or

(d)                         by either PAS or CIC if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2005, or such later date as the parties may agree upon.

10.2                           Effect of Termination.  Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the material Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.  In furtherance of the preceding sentence, in the event that PAS terminates this Agreement under Section 10.1(a) because of a material Breach of this Agreement by any of CIC, Shareholders, Holding Company or Central Investment LLC, then CIC agrees to indemnify and hold harmless PAS from and will pay PAS for any Damages arising, directly or indirectly, from or in connection with such Breach; provided however, PAS agrees to hold CIC solely responsible for such Breach and shall not, absent fraud or a claim involving equitable remedies, seek to recover from Shareholders, Holding Company or Central Investment LLC.  In furtherance of the second preceding sentence, in the event that CIC terminates this Agreement under Section 10.1(a) because of a material Breach of this Agreement by PAS, then PAS agrees to indemnify and hold harmless CIC, Shareholders, Holding Company and Central Investment LLC from and will pay all of such parties for any Damages arising, directly or indirectly, from or in connection with such Breach, without duplication of any Damages among such parties.

ARTICLE 11

INDEMNIFICATION; REMEDIES

11.1                           Survival.  The representations and warranties contained herein shall terminate effective as of the Closing except for the following: (a) representations and warranties contained in Section 3.11 (“Taxes”), Section 3.13 (“Employee Benefits”), and Section 3.21 (“Labor Relations; Compliance”) shall each survive the Closing, for one month past the applicable period of limitations within which a third party could assert a claim against the Acquired Companies that would, if established, create a liability or obligation that would cause the representation or warranty contained in said Section to be incorrect; (b) the representations and warranties contained in Section 3.19 (“Environmental Matters”) shall survive for seven years following the Closing Date; and (c) the representations and warranties contained in Section 3.1 (“Organization and Good Standing”), Section 3.2 (“Authority, No Conflict”), Section 3.3 (“Capitalization”), the last two sentences of Section 3.7 (“Condition and Sufficiency of Assets”) and Article 4 shall survive indefinitely.  No representation or warranty shall in any way be affected by any investigation of the subject matter thereof made by or on behalf of any party or its Representatives.  The covenants of the parties herein shall survive the Closing indefinitely.  All statements contained herein or in any certificate or schedule delivered in connection with the Contemplated Transactions shall be deemed representations and warranties of the respective parties making them.

11.2                           Indemnification and Payment of Damages by Holding Company.  Subject to Sections 11.4, 11.7 and 11.8 below, Holding Company will indemnify and hold harmless PAS, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees)

or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)                          any Breach of any representation or warranty made by Shareholders, CIC, Holding Company or Central Investment LLC in this Agreement (without giving effect to any supplement to the Disclosure Schedule), or any other certificate or schedule delivered by such parties pursuant to this Agreement notice of which Breach is given to Holding Company prior to expiration of the applicable survival period set forth in Section 11.1 above;  provided, however, Holding Company’s obligations under this paragraph with respect to representations and warranties contained in Sections 3.13 (“Employee Benefits”), 3.21 (“Labor Relations”) and 3.19 (“Environmental Matters”) shall only apply to Breaches of which the Acquired Companies had Knowledge of the underlying facts on or prior to the Closing.

(b)                         subject to the last sentence of Section 5.7, any Breach by any Shareholder, Holding Company, Central Investment LLC or CIC of any covenant or obligation of such Person in this Agreement;

(c)                          any costs, fees, Taxes or other obligations arising from or relating to the formation of Central Investment LLC, the transfer of the Non-Core Assets (including, without limitation, any costs or third party payments needed to assign the Contracts included within the Non-Core Assets or release Acquired Companies’ guarantees relating to such Contracts) and Company Plans to Central Investment LLC, and the distribution of membership interests of Central Investment LLC to Shareholders;

(d)                         any costs, fees, Taxes or other obligations arising from or relating to the formation of Holding Company and Merger Sub, the merger of Merger Sub into CIC, and the transfer and conveyance of the Shares to Holding Company;

(e)                          any claim, Order, demand, complaint, investigation, grievance or Proceeding disclosed in Parts 3.13 and 3.15 of the Disclosure Schedule;

(f)                            all pending and Threatened claims or potential liabilities relating to employee matters or employee benefits of which the Acquired Companies had Knowledge on the Closing Date, including without limitation, the workers compensation claims and employee medical claims described on Parts 3.13(a)(iv) and (i) of the Disclosure Schedule, and the severance obligations disclosed on Part 3.17(a)(23) of the Disclosure Schedule;

(g)                         any liabilities, obligations, costs, Taxes (including all Taxes relating to built-in gains) or expenses arising from or relating to the Non-Core Assets or Company Plans, including, without limitation, all liabilities, obligations or costs arising from or relating to the failure to obtain proper consents to the assignment of the Contracts included within the Non-Core Assets to Central Investment, LLC;

(h)                         any Environmental, Health, and Safety Liabilities (including all pending, or Threatened claims relating thereto, whether known or unknown) arising, emanating or originating from any properties or Facilities previously owned or leased, directly or indirectly, by any of the Acquired Companies, their Related Persons or predecessors in interest based upon events occurring or facts existing on or before the Closing Date; provided however, Holding Company shall not have any obligations under this paragraph for any claim for indemnification where notice of which is first received after the seven (7) year anniversary date of this Agreement;

(i)                             any Environmental, Health, and Safety Liabilities (including all pending or Threatened claims relating thereto) arising, emanating or originating from any currently owned or used properties or Facilities of the Acquired Companies which are based upon events occurring or facts existing on or before the Closing Date of which CIC had Knowledge on or prior to the Closing Date (including, without limitation, those matters referred to in Part 3.19 of the Disclosure Schedule that constitute Environmental, Health and Safety Liabilities); including, without limitation, with respect to such known events or facts, the cost and expense of all actions necessary to bring the Acquired Companies and their currently owned or used properties or Facilities into compliance with all Environmental Law and Occupational Safety and Health Law, including any permits that are issued and in effect as of the Closing Date or that should have been issued and in effect as of the Closing Date;

(j)                             any claim by any shareholder or alleged equity holder in any Acquired Companies arising under any Legal Requirement (including claims relating to dissenter’s rights) or Contract that challenges, seeks appraisal rights or seeks other remedies or damages relating to the Contemplated Transactions;

(k)                          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Shareholder or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(l)                             all Taxes relating to the operation of the Acquired Companies prior to the Closing Date except for the Deferred Tax Liability; or.

(m)                       Any repair costs relating to the tornado damage at the Riviera Beach Facilities (set forth in the Chubb insurance claim therefor) that are in excess of the current liability related to same, as reflected on CIC’s financial statements on the Closing Date.

11.3                           Indemnification and Payment of Damages by PAS.  PAS will indemnify and hold harmless Holding Company, and will pay to Holding Company the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by PAS in this Agreement or in any certificate delivered by PAS pursuant to this Agreement, (b) any Breach by PAS of any covenant or obligation of PAS in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with PAS (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

11.4                           Basket.  Holding Company will have no obligation for indemnification with respect to the matters described in Section 11.2(a) above until the total of all Damages with respect to such matters exceeds $250,000 (the “Basket”) and then only for the amount by which such Damages exceed the Basket.  Notwithstanding the foregoing, Damages relating to Breaches of Sections 3.13 (“Employee Benefits”), 3.19 (“Environmental Matters”), and 3.21 (“Labor Relations”) shall not be subject to such Basket.

11.5                           Procedure for Indemnification—Third Party Claims.

(a)                          Promptly after receipt by an indemnified party under Sections 11.2 or 11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.  Holding Company shall be deemed to have received notice under Section 11.2 of all Proceedings and matters referred to in Part 3.15 of the Disclosure Schedule.

(b)                         If any Proceeding referred to in Sections 11.2 or 11.3 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party (subject to the limitations on indemnification set forth herein); and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)                          Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

11.6                           Procedure for Indemnification—Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.7                           Insurance.  The indemnification obligations under this Agreement of an indemnifying party shall be adjusted so as to give effect to any amount actually and irrevocably recovered by the indemnified party under then applicable existing policies of insurance that provide coverage to indemnified party against such claims.  An Indemnified Party shall not be obligated to seek recovery for Damages from insurance before seeking indemnification under this Agreement.  To the extent that an Indemnified Party recovers from insurance amounts for which it has recovered pursuant to this Article 11, the amount of such recovery shall be paid over to the Indemnifying Party

11.8                           No Indemnification.  Notwithstanding any language contained herein to the contrary, Holding Company shall not be required to indemnify PAS or the Acquired Companies (i) for the Deferred Tax Liability, (ii) to the extent PAS was compensated in the Final Working Capital Adjustment for the matter which would otherwise give rise to such indemnification obligation, (iii) as provided in Section 9.7, or (iv) costs necessary to bring the facility at 7305 Garden Road, Riviera Beach, Florida into compliance with the current terms of the industrial discharge permit (and the permit for the period beginning on January 1, 2005) issued by the City of West Palm Beach.

11.9                           Exclusive Remedy.  Absent fraud and subject to the right of each party to seek specific performance and injunction to enforce the terms of any covenant in Article 9,  the enforcement of the agreements of indemnification contained in this Article 11 shall be, after the Closing Date, the exclusive remedy of the parties hereto for any claims with respect to matters covered in Sections 11.2 or 11.3 hereof; whether sounding in tort, contract or otherwise, and the parties hereto waive all remedies otherwise available to such parties save only remedies which by law may not be waived.

ARTICLE 12

GENERAL PROVISIONS

12.1                           Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  PAS will initially pay the entire HSR Act filing fee relating to the sale of the Shares by Holding Company to PAS.  Three business days thereafter, CIC shall reimburse PAS for 50% of such filing fee.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

12.2                           Public Announcements.  PAS shall obtain the prior consent of Holding Company, which consent will not be unreasonably withheld, before making any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions that is not required by a Legal Requirement to be issued.  If required by a Legal Requirement to be issued, a public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, at such time and in such manner as PAS determines, provided that PAS will use reasonable efforts to consult with Holding Company and obtain the comments of Holding Company prior to such issuance.  Unless consented (which consent shall not be withheld unreasonably) to by PAS in advance or required by Legal Requirements, prior to the Closing, Shareholders, CIC, Holding Company, and Central Investment LLC shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than their own Representatives, CIC, Holding Company and PAS will consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and PAS will have the right to be present for any such communication.

12.3                           Confidentiality.  Between the date of this Agreement and the Closing Date (and with respect to any information relating to Shareholders personally, thereafter), PAS, Acquired Companies and Shareholders will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of PAS and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.  The parties understand that PAS is a publicly traded company and that the Shareholders and each person to whom the Contemplated Transaction is disclosed (which shall only be on a “need to know basis”) may be privy to material, non-public information.  CIC (and all its employees and directors who are aware of the Contemplated Transaction) and Shareholders have each been advised and are otherwise aware that applicable securities laws prohibit any person or entity who has received material, non-public information from purchasing or selling securities of PAS or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of PAS.  Accordingly, CIC and Shareholders understand and shall apprise those to whom they disclose the

Contemplated Transactions of the need for confidentiality and the potential consequences of trading in the securities of PAS.

12.4                           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) or email, provided that a copy is immediately mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Shareholders or Holding Company:

Attention: John F. Koons III

10560 Ashview Place, Suite 250

Cincinnati, OH 45242

Facsimile No.:  (513) 563-8656

with a copy to (which shall not constitute notice):

Attention:  G. Jack Donson, Jr., Esq.

Taft, Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, OH 45202

Email:  donson@taftlaw.com

Facsimile No.:  (513) 381-0205

PAS:

Attention:  Robert C. Pohlad

3800 Dain Rauscher Plaza

60 South Sixth Street

Minneapolis, MN 55402

Email: robert.pohlad@pepsiamericas.com

Facsimile No.:  (612) 661-3821

with a copy to (which shall not constitute notice):

Attention:  Brian Wenger, Esq.

Briggs and Morgan, P.A.

2200 IDS Center

80 S. Eighth Street

Minneapolis, MN 55402

Email:  bwenger@briggs.com

Facsimile No.:  (612) 977-8650

12.5                           Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, based on any right arising out of, or otherwise relating to this Agreement shall be brought against any of the parties only in the courts of the State of Ohio, County of Hamilton or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of

Ohio, Western Division, at Cincinnati, Ohio, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.6                           Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.7                           Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8                           Entire Agreement and Modification.  Except for the terms and conditions contained in the Confidentiality Agreement between CIC and PAS dated April 26, 2004, and the Site Access Agreement, this Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between PAS and Shareholders dated October 26, 2004) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.9                           Disclosure Schedule.

(a)                          The disclosures in each Part of the Disclosure Schedule, and those in any Supplement thereto, relate only to the representations and warranties in the Section of the Agreement to which they expressly reference and not to any other representation or warranty in this Agreement; provided however, that such disclosures shall be deemed to have been disclosed for purposes of other representations and warranties if such disclosure clearly puts PAS on notice of a condition or fact that reasonably relates to such other representation or warranty.

(b)                         In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.10                     Assignments, Successors, and No Third Party Rights.  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that PAS may assign any of its rights and obligations under this Agreement to any wholly owned Subsidiary of PAS, provided, however, such assignment will not relieve PAS of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.11                     Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.12                     Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and shall be interpreted the same as the phrase “including without limitation.”

12.13                     Waiver of Certain Rights in Shareholder Agreement.  By signing this Agreement, Shareholders expressly waive any rights they have under the Shareholder Agreement by and between Shareholders and CIC, dated October 1, 2002 with respect to the Contemplated Transactions.

12.14                     Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.15                     Governing Law.  This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

12.16                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE(S) TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PEPSIAMERICAS, INC.

By:	/s/ Robert C. Pohlad
Its: Chief Executive Officer

CENTRAL INVESTMENT CORPORATION

By:	/s/ Richard W. Caudill
Its: CEO

CIC HOLDING LLC

By:	/s/ Keven E. Shell
Its: Sole Member

CENTRAL INVESTMENT LLC

By:	/s/ Keven E. Shell
Its: President

SHAREHOLDERS:

/s/ John F. Koons III
John F. Koons III

/s/ Patricia B. Koons
Patricia B. Koons

/s/ James B. Koons
James B. Koons

/s/ Christina N. Koons
Christina N. Koons

John F. Koons, Sr. and Ethel Bolan Koons
Dated 8/3/76 (Trust A)

By:	/s/ Neil C. Gamstetter
Neil C. Gamstetter, Trustee

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

John F. Koons, III Trust Dated 12/30/1976
(a/k/a KRW Trust - Share C)

By:	/s/ John F. Koons IV
John F. Koons IV, Trustee

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

John F. Koons, III Trust Dated 12/30/1976
(a/k/a KRW Trust - Share JB)

By:	/s/ John F. Koons IV
John F. Koons IV, Trustee

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

By:	/s/ James B. Koons
James B. Koons, Beneficiary

Caroline M. Koons Present Interest Trust

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

Kathleen M. Koons Present Interest Trust

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

Maura L. Koons Present Interest Trust

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

Jeremy B. Koons Present Interest Trust

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

Morgan N. Koons Present Interest Trust

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

Nicholas Koons Baker Present Interest Trust

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

Carson Nye Koons Baker Present Interest Trust

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

J. F. Koons, III, 1998 Irrevocable GST
Exemption Trust

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

Koons Family Trust dated 7/7/80
(Share C)

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

Koons Family Trust dated 7/7/1980
(Share D)

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

Koons Family Trust dated 7/7/80
(Share JB)

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

Koons Family Trust dated 7/7/80
(Share JF)

By:	/s/ James J. Ryan
James J. Ryan, Trustee

By:	/s/ Richard H. Ward
Richard H. Ward, Trustee

Patricia B. Koons 1998 Irrevocable GST
Exemption Trust

By:	/s/ Ann E. Krehbiel
Anne E. Krehbiel, Trustee